UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934 (Amendment No.        )

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Legacy Reserves LP
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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303 W. Wall, Suite 1800
Midland, Texas 79701

March 20, 2015

To Our Limited Partners:

You are cordially invited to attend the 2015 Annual Meeting of Unitholders of Legacy Reserves LP to be held on May 13, 2015 commencing at 10:30 a.m. local time at the Midland Petroleum Club located at 501 W. Wall, Midland, Texas 79701. Proxy materials, which include a Notice of the Meeting, proxy statement and proxy card, are enclosed with this letter. The attached proxy statement is first being mailed to unitholders of Legacy Reserves LP on or about March 20, 2015. We have also enclosed our 2014 Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The board of directors of our general partner has called this Annual Meeting for you to consider and act upon:

(1)	The election of eight directors nominated to our general partner’s board of directors to serve until the next Annual Meeting of Unitholders;

(2)	The approval of an amendment to the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan (the “LTIP”) (providing for an increase in the number of units available for issuance thereunder); and

(3)	The ratification of the appointment of our selection of BDO USA, LLP as independent registered public accounting firm of the Partnership for the fiscal year ending December 31, 2015.

The current board of directors of our general partner unanimously recommends that you approve the election of the directors nominated to our general partner’s board of directors, approve the amendment to the LTIP and ratify the appointment of BDO USA, LLP as our independent registered public accounting firm.

Your vote is important to us and our business. Even if you plan to attend the meeting, you are requested to sign, date and return the proxy card in the enclosed envelope or vote on the internet or by telephone as instructed. If you attend the meeting after having returned the enclosed proxy card (or voted by internet or telephone), you may revoke your proxy, if you wish, and vote in person. A proxy may also be revoked at any time before it is exercised by giving written notice to, or filing a duly exercised proxy bearing a later date with, our Secretary. If you would like to attend and your units are not registered in your own name, please ask the broker, trust, bank or other nominee that holds the units to provide you with evidence of your unit ownership.

We look forward to seeing you at the meeting.

Sincerely,

Cary D. Brown Chairman of the Board Legacy Reserves GP, LLC, general partner of Legacy Reserves LP

303 W. Wall, Suite 1800
Midland, Texas 79701
____________________

NOTICE OF THE 2015
ANNUAL MEETING OF UNITHOLDERS
____________________

The Annual Meeting of the Unitholders of Legacy Reserves LP, or the Partnership, will be held on Wednesday, May 13, 2015, at 10:30 a.m. local time at the Midland Petroleum Club located at 501 W. Wall, Midland, Texas 79701 for the following purposes:

1.	To elect eight (8) directors to the board of directors of our general partner, each to serve until the next Annual Meeting of Unitholders;

2.	To consider and vote upon a proposal to approve an amendment to the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan (the “LTIP”) (providing for an increase in the number of units available for issuance thereunder);

3.	To ratify the appointment of BDO USA, LLP as independent registered public accountants of the Partnership for the fiscal year ending December 31, 2015; and

4.	To transact any other business as may properly come before the Annual Meeting or any adjournment thereof, including, without limitation, the adjournment of the annual meeting in order to solicit additional votes from unitholders in favor of adopting the foregoing proposals.

Only unitholders of record at the close of business on March 16, 2015, are entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. A list of such unitholders will be open to examination, during regular business hours, by any unitholder for at least ten days prior to the Annual Meeting, at our offices at 303 W. Wall, Suite 1800, Midland, Texas 79701. Unitholders holding a majority of the outstanding units representing limited partner interests are required to be present or represented by proxy at the meeting to constitute a quorum.

YOUR VOTE IS IMPORTANT
Your broker cannot vote your units on your behalf until it receives your voting instructions. For your convenience, internet and telephone voting are available. The instructions for voting by internet or telephone are set forth on your proxy card. If you prefer, you may vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope. If you do attend the meeting and prefer to vote in person, you may do so.

Please note that space limitations make it necessary to limit attendance at the meeting to unitholders, though each unitholder may be accompanied by one guest. Admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. Each unitholder may be asked to present valid picture identification such as a driver’s license or passport. Unitholders holding units in brokerage accounts must bring a copy of a brokerage statement reflecting unit ownership as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

By Order of the Board of Directors,

Cary D. Brown Chairman of the Board Legacy Reserves GP, LLC, general partner of Legacy Reserves LP

Midland, Texas
March 20, 2015

Proxy Statement for the
Annual Meeting of Unitholders of
LEGACY RESERVES LP
To Be Held on Wednesday, May 13, 2015

i

ii

Legacy Reserves LP
303 W. Wall, Suite 1800
Midland, Texas 79701
____________________

PROXY STATEMENT
FOR THE 2015 ANNUAL MEETING OF UNITHOLDERS
TO BE HELD ON MAY 13, 2015
____________________

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The Annual Meeting

Definitions:

Unless otherwise indicated, the terms “Partnership,” “Legacy”, “we,” “our,” and “us” are used in this proxy statement to refer to Legacy Reserves LP together with our subsidiaries. The terms “Board” and “Board of Directors” refer to our general partner’s board of directors. The term “compensation committee” refers to the compensation committee of the Board of Directors. The term “audit committee” refers to the audit committee of the Board of Directors. The term “nominating, governance and conflicts committee” refers to the nominating, governance and conflicts committee of the Board of Directors.

What is a proxy statement and why is it important?

We hold a meeting of unitholders annually. This year’s meeting will be held on May 13, 2015. Our Board of Directors is seeking your proxy to vote at the 2015 Annual Meeting of Unitholders (“Annual Meeting”). This proxy statement contains important information about the Partnership and each of the matters to be voted on at the meeting. We are mailing this proxy statement to unitholders on or about March 20, 2015. Please read these materials carefully so that you have the information you need to make informed decisions.

You do not need to attend the Annual Meeting to vote. Instead, you may simply complete, sign and return the enclosed proxy card or vote on the internet or by telephone as provided on your proxy card.

When and where is the Annual Meeting?

The 2015 Annual Meeting of Unitholders of Legacy Reserves LP will be held on Wednesday, May 13, 2015, at 10:30 a.m., local time, at the Midland Petroleum Club located at 501 W. Wall, Midland, Texas 79701.

The Petroleum Club of Midland is located on the southwest corner of Wall Street and Marienfeld in downtown Midland. From the Midland International Airport, exit the airport on the south side and cross over and merge onto Business 20 East, which turns into Wall Street. The Petroleum Club is 10 miles east of the airport and is a white, two story building. There is parking behind the building. For your convenience, the Petroleum Club phone number is (432) 682-2557.

What am I being asked to vote upon?

You are being asked to (1) approve the election of the directors nominated to our Board of Directors to serve until the next Annual Meeting of Unitholders; (2) approve an amendment to the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan (the “LTIP”) (providing for an increase in the number of units available for issuance thereunder); (3) ratify the appointment of the firm of BDO USA, LLP as independent registered public accountants of the Partnership for the fiscal year ending December 31, 2015; and (4) consider and vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

Voting and Proxy Procedures

Who may vote at the Annual Meeting?

Only unitholders of record at the close of business on March 16, 2015, the record date for the Annual Meeting, are entitled to participate in the Annual Meeting. If you were a unitholder of record on that date, you will be entitled to vote all of the units representing limited partner interests of Legacy Reserves LP, each referred to as a unit, that you held on that date at the Annual Meeting, or any postponements or adjournments of the Annual Meeting.

It is critical that you instruct your broker how you wish to vote your units on Proposals 1 and 2. Absent instructions from you, the bank or broker may not vote your units on these proposals and your units will be considered broker non-votes, which will have no effect on the outcome of Proposal 1 and will have the effect as a vote against Proposal 2, which would be contrary to the recommendation of our Board of Directors.

What are the voting rights of the holders of units?

Each unit is entitled to one vote on all matters. Your proxy card indicates the number of units that you owned as of the record date.

Who is soliciting my proxy?

Our Board of Directors on behalf of the Partnership is soliciting proxies to be voted at the Annual Meeting.

The officers of our general partner and employees of our affiliates and subsidiaries and the members of our Board of Directors are eligible to receive awards under the LTIP. Accordingly, the members of our Board of Directors and the executive officers of our general partner have a substantial interest in the approval of Proposal 2.

Additionally, we may hire a proxy solicitor to assist in soliciting proxies from unitholders, brokers, bank nominees and other institutional holders. We will pay a reasonable fee in relation to these services.

What different methods can I use to vote?

By Written Proxy. Regardless of whether you plan to attend the Annual Meeting, we urge you to complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote in person.

By Internet. Go to the website set forth on the proxy card and follow the on-screen instructions. You will need the control number contained on your proxy card. Voting by internet is the fastest and lowest cost medium of voting your proxy.

By Telephone. Please dial the toll-free telephone number set forth on the proxy card and follow the audio instructions. You will need the control number contained on your proxy card.

If you properly follow the instructions above in time to vote, your “proxy” (Micah C. Foster or James Daniel Westcott are the individuals named as proxies on your proxy card) will vote your units as you have directed. Unless otherwise directed by you, your proxy will vote your units:

●	For the election of the eight (8) director nominees proposed by our Board of Directors;

●	For the approval of the amendment to the LTIP; and

●	For the ratification of the appointment of BDO USA, LLP as our independent registered accounting firm.

If any other matter is presented, it is the intention of the persons named in the enclosed proxy card to vote proxies held by them in accordance with their best judgment. At the time this proxy statement was first mailed to unitholders, we knew of no matters that needed to be acted on at the Annual Meeting other than those discussed in this proxy statement.

In Person. All unitholders of record at the close of business on March 16, 2015 may vote in person at the Annual Meeting. If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your units are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the units on the record date.

How may I revoke my signed proxy card?

You may revoke your proxy card or change your vote at any time before your proxy is voted at the Annual Meeting. You can do this in one of three ways:

●	you can send a written notice in advance of the meeting to our Secretary at 303 W. Wall, Suite 1800, Midland, Texas 79701, stating that you would like to revoke your proxy;

●	you can complete and submit a later-dated proxy card; or

●	you can attend the Annual Meeting and vote in person. Your attendance at the Annual Meeting will not alone revoke your proxy unless you vote at the meeting as described below.

If you have instructed a broker to vote your units, you must follow directions received from your broker to change those instructions.

You may change your internet vote as often as you wish by following the procedures for internet voting. The last known vote in the internet voting system as of 11:59 p.m., Eastern Time, on May 12, 2015 will be counted.

You may change your telephone vote as often as you wish by following the procedures for telephone voting. The last known vote in the telephone voting system as of 11:59 p.m., Eastern Time, on May 12, 2015 will be counted.

What does it mean if I get more than one proxy card?

It indicates that your units are held in more than one account, such as two brokerage accounts registered in different names. You should complete each of the proxy cards to ensure that all of your units are voted. We encourage you to register all of your brokerage accounts in the same name and address for better service. You should contact your broker, bank or nominee for more information. Additionally, our transfer agent, Computershare Trust Company, N.A., can assist you if you want to consolidate multiple accounts registered in your name by contacting our transfer agent at P.O. Box 30170, College Station, TX 77842-3170, Telephone: (781) 575-4238.

Quorum and Required Votes

How many votes are needed to hold the meeting?

A majority of the outstanding units as of the record date must be represented at the meeting in order to hold the meeting and conduct business. This is called a quorum. As of March 16, 2015, the record date, there were 69,208,533 units outstanding held by approximately 122 holders of record. Unitholders are entitled to one vote, exercisable in person or by proxy, for each unit held by such Unitholder on the record date. Our partnership agreement does not provide for cumulative voting.

Units are counted as present at the Annual Meeting if:

●	the unitholder is present and votes in person at the meeting;

●	the unitholder has properly submitted a proxy card; or

●	under certain circumstances, the unitholder’s broker votes the units.

Who will count the vote?

Representatives of Computershare Trust Company, N.A., our transfer agent, will tabulate the votes.

How many votes are required to approve the proposals?

The affirmative vote of holders of a plurality of the votes cast with respect to the election of a director is required to elect that director. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors (Proposal 1).

The affirmative vote of holders of a majority of the units entitled to vote and be present in person or by proxy at the meeting is required for the approval of the amendment to the LTIP (Proposal 2) and for the ratification of our appointment of the independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3) and any other matters that properly come before the meeting.

How are abstentions and broker non-votes counted?

Abstentions and broker non-votes are included in determining whether a quorum is present.

Abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors (Proposal 1).

For the purpose of determining whether a proposal other than the election of directors has received a majority vote, abstentions are included in the vote totals with the result that an abstention will have the same effect as a vote against such proposal. Brokers do not have discretionary authority to vote on the approval of the amendment to the LTIP (Proposal 2); consequently, broker non-votes will have the same effect as a vote against such proposal.

With respect to the ratification of the appointment of our auditors, brokers have the discretionary authority to vote on this proposal.

How are proxies solicited?

Proxies may be solicited by mail, telephone or other means by our general partner’s officers and directors and our employees. No additional compensation will be paid to these individuals in connection with proxy solicitations. We will pay for distributing and soliciting proxies and will reimburse banks, brokers and other custodians their reasonable fees and expenses for forwarding proxy materials to unitholders.

Additional Questions and Information

If you would like additional copies of this proxy statement (which copies will be provided to you without charge) or if you have questions, including with respect to the procedures for voting your units, you should contact:

Legacy Reserves LP
303 W. Wall, Suite 1800
Midland, Texas 79701
Attention: Dan G. LeRoy
Vice President, General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF UNITHOLDERS TO BE HELD ON MAY 13, 2015.

The Notice of the 2015 Annual Meeting of Unitholders and proxy statement are available at http://ir.legacylp.com/proxy.cfm and our Annual Report on Form 10-K for the year ended December 31, 2014 is available at http://ir.legacylp.com/annuals.cfm.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

The Amended and Restated Limited Liability Company Agreement of our general partner provides that our Board of Directors will consist of a number of directors as determined from time to time by resolution adopted by a majority of directors then in office, but shall not be less than seven or more than nine. Currently, our Board of Directors has eight directors. Each of the nominees for election to the Board of Directors is currently a director of Legacy Reserves GP, LLC. If elected at the Annual Meeting, each of the nominees will be elected to hold office for a one-year term and thereafter until his successor has been elected and qualified, or until his earlier death, resignation or removal.

Voting

Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting. Units represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such units will be voted in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable to serve.

Recommendation and Proxies

The Board of Directors recommends a vote FOR each of the nominees named below.

The persons named as proxies in the enclosed proxy card will vote all units over which they have discretionary authority FOR the election of the nominees named below. Although our Board of Directors does not anticipate that any of the nominees will be unable to serve, if such a situation should arise prior to the meeting, the appointed persons will use their discretionary authority pursuant to the proxy and vote in favor of the remainder of those nominated and may be voted for substitute nominees, unless the Board of Directors chooses to reduce the number of directors serving on the Board of Directors.

Set forth below is biographical information regarding each director nominee and information regarding the specific experience, qualifications, attributes and skills that qualify the nominees to serve on the Board of Directors. Each of the director nominees is an existing director standing for re-election for a one-year term expiring at the 2016 Annual Meeting.

Nominees for Election

Name	Principal Occupation	Age	Director Since
Cary D. Brown

Mr. C. Brown is Chairman of our Board of Directors and previously served as Chief Executive Officer of our general partner from our founding in October 2005 to March 1, 2015. Mr. C. Brown also served as President of our general partner from March 16, 2012 until March 1, 2015. Prior to October 2005, Mr. C. Brown co-founded two businesses, Moriah Resources, Inc. and Petroleum Strategies, Inc. Moriah Resources, Inc. was formed in 1992 to acquire oil and natural gas reserves. Petroleum Strategies, Inc. was formed in 1991 to serve as a qualified intermediary in connection with the execution of Section 1031 transactions for major oil companies, public independents and private oil and natural gas companies. Mr. C. Brown has served as Executive Vice President of Petroleum

		48	October 2005

Name	Principal Occupation	Age	Director Since

Strategies, Inc. since its inception in 1991. Mr. C. Brown served as an auditor for Grant Thornton in Midland, Texas from January 1991 to June 1991 and for Touche Ross in Houston, Texas from June 1989 to December 1990. Mr. C. Brown has a Bachelor of Business Administration degree, with honors, from Abilene Christian University.

The Board of Directors determined that Mr. C. Brown should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: the knowledge and experience attained through 25 years of experience in the oil and natural gas industry and 23 years of experience in the Permian Basin.

Paul T. Horne

Mr. Horne was appointed to the Board of Directors in December 2014. Mr. Horne has also served as President and Chief Executive Officer of our general partner effective March 1, 2015. Mr. Horne previously served as Executive Vice President and Chief Operating Officer of our general partner from March 16, 2012 to March 1, 2015 and as Executive Vice President of Operations of our general partner from our founding in October 2005 to March 2012. From January 2000 to October 2005, Mr. Horne served as Operations Manager of Moriah Resources, Inc. From January 1985 to January 2000, Mr. Horne worked for Mobil E&P U.S. Inc. in a variety of petroleum engineering and operations management roles primarily in the Permian Basin. Mr. Horne has a Bachelor of Science degree in Petroleum Engineering from Texas A&M University.

The Board of Directors determined that Mr. Horne should be nominated to our Board of Directors due to his serving as Chief Executive Officer and pertinent experience, qualifications, attributes and skills, which include: the knowledge and experience attained through 31 years of service in the oil and gas industry and 29 years of experience in the Permian Basin.

		53	December 2014

Name	Principal Occupation	Age	Director Since
Kyle A. McGraw

Mr. McGraw is a member of the Board of Directors and also serves as the Executive Vice President and Chief Development Officer of our general partner. Mr. McGraw was appointed as Executive Vice President and Chief Development Officer effective March 16, 2012, and has served as a director since our founding in October 2005. Previously, Mr. McGraw served as Executive Vice President of Business Development and Land of our general partner from our founding in October 2005 to March 2012. Mr. McGraw joined Brothers Production Company in 1983, and has served as its General Manager since 1991 and became President in 2003. During his 23-year tenure at Brothers Production Company, Mr. McGraw served in numerous capacities including reservoir and production engineering, acquisition evaluation and land management. Mr. McGraw has a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. Mr. McGraw has 32 years of experience in the oil and natural gas industry in the Permian Basin.

The Board of Directors determined that Mr. McGraw should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: the knowledge and experience attained through 32 years of experience in the oil and natural gas industry in the Permian Basin, experience as a petroleum engineer and managerial and executive experience attained through his service with Brothers Production Company where he has served in numerous capacities, including reservoir and production engineering, acquisition evaluation and land management.

		55	October 2005

Name	Principal Occupation	Age	Director Since
Dale A. Brown

Mr. D. Brown is a member of our Board of Directors and has served in such capacity since our founding in October 2005. Mr. D. Brown has been President of Moriah Resources, Inc. since its inception in 1992 and President of Petroleum Strategies, Inc. since he co-founded it in 1991 with his son, Cary D. Brown. Since 2005, Mr. D. Brown has been a principal in the Moriah Group, including Managing General Partner of Moriah Investment Partners. The Moriah Group invests in real estate and other business ventures. Mr. D. Brown is a retired certified public accountant. Mr. D. Brown has a Bachelor of Science degree in Accounting from Pepperdine University.

The Board of Directors determined that Mr. D. Brown should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: financial literacy and experience as a Certified Public Accountant (retired at age 65) since 1967; the knowledge and experience attained through his service in the petroleum industry since 1972 and managerial experience attained through his service with Moriah Resources, Inc. prior to the contribution of its assets as part of the formation transactions of Legacy in connection with its private equity offering in 2006.

		72	October 2005

Name	Principal Occupation	Age	Director Since
G. Larry Lawrence

Mr. Lawrence has been a member of our Board of Directors since May 1, 2006. Mr. Lawrence is Chief Financial Officer and Vice President - Finance of Natural Gas Services Group (NGSG), a public company that provides small to medium horsepower compression equipment to the natural gas industry, and has served in this position since July 2011. Previously, Mr. Lawrence served as Controller of NGSG from September 2010 to January 2011 before being promoted to Treasurer, Manager of Accounting and Principal Accounting Officer of NGSG in January 2011. From June 2006 to September 2010, Mr. Lawrence was self-employed as a management consultant doing business as Crescent Consulting. From September 2006 to August 2009, Mr. Lawrence served as Chief Financial Officer on a contract basis for Lynx Operating Company, a private company engaged in oil and gas operations with a primary business focus on gas processing. From May 2004 through April 2006, Mr. Lawrence served as Controller of Pure Resources, an exploration and production company and a wholly owned subsidiary of Unocal Corporation which was acquired by Chevron Corporation. From June 2000 through May 2004, Mr. Lawrence was a practice manager of the Parson Group, LLC, a financial management consulting firm whose services included Sarbanes Oxley engagements with oil and natural gas industry clients. From 1973 through May 2000, Mr. Lawrence was employed by Atlantic Richfield Company, a public oil and gas company (ARCO) where he most recently (from 1993 through 2000) served as Controller of ARCO Permian. Mr. Lawrence has a Bachelor of Arts degree in Accounting, with honors, from Dillard University.

The Board of Directors determined that Mr. Lawrence should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: financial expertise and experience as a chief financial officer and controller, Sarbanes Oxley consulting expertise, and financial reporting expertise and the knowledge and experience attained through his years of service in the preparation of publicly audited financial statements.

		63	May 2006

Name	Principal Occupation	Age	Director Since
William D. (Bill) Sullivan

Mr. Sullivan was appointed to our Board of Directors upon completion of our private equity offering on March 15, 2006. Since May 2004, Mr. Sullivan has served as a director and since May 2009 as a non-executive Chairman of the board of directors of SM Energy Company, a publicly traded exploration and production company (formerly known as St. Mary Land & Exploration Company). Mr. Sullivan has served as director of Targa Resources GP, LLC (the general partner of Targa Resource Partners LP) since February 14, 2007. Targa is principally in the gas and gas liquids gathering, processing and logistics services business. Mr. Sullivan has served as a director of TETRA Technologies, Inc. since August 2007. TETRA is principally in the oilfield services business. Mr. Sullivan has served as a director of CSI Compressco GP, LLC (f/k/a Compressco Partners GP, LLC), the general partner of CSI Compressco , L.P., since Compressco Partners completed its initial public offering in June 2011. CSI Compressco is a provider of wellhead compression-based production enhancement services and is a partially owned, controlled subsidiary of TETRA. From 1981 through August 2003, Mr. Sullivan was employed in various capacities by Anadarko Petroleum Corporation, most recently as Executive Vice President, Exploration and Production. Mr. Sullivan has been retired for the past eleven years. Mr. Sullivan has a Bachelor of Science degree in Mechanical Engineering, with high honors, from Texas A&M University.

The Board of Directors determined that Mr. Sullivan should be nominated to our Board of Directors due to his significant management experience in midstream oil and natural gas operations and in the exploration and production of oil and natural gas. Mr. Sullivan also has substantial experience in executive compensation matters and in serving on the boards of publicly held corporations and publicly traded limited partnerships operating in the oil and natural gas industry.

		58	March 2006

Name	Principal Occupation	Age	Director Since
William R. Granberry

Mr. Granberry was appointed to our Board of Directors on January 23, 2008. Mr. Granberry has been a member of the board of directors of The Williams Companies, Inc. (an integrated gas company with exploration and production, midstream, and gas pipeline operations) from November 2005 to December 2011. In January 2012, Mr. Granberry began serving an initial three-year term as a member of the board of directors of WPX Energy, Inc., an exploration and production company that was spun off from The Williams Companies Inc. Mr. Granberry was a member of Compass Operating Company, LLC, a small, private oil and gas exploration, development and producing company with properties in West Texas and Southeast New Mexico from October 2004 through December 2013. From 1999 through September 2004, Mr. Granberry managed investments and consulted with oil and gas companies. Mr. Granberry invested in and became a board member of Just4Biz.com, a start-up internet company engaged in online office supply, in 1999 and served as Interim CEO for brief periods in 2000 and 2001. Just4Biz.com filed for bankruptcy in May 2001. From January 1996 to May 1999, Mr. Granberry was President and Chief Operating Officer of Tom Brown, Inc., a public oil and gas company with exploration, development, acquisition and production activities throughout the central United States. Mr. Granberry earned Bachelor of Science and Master of Science degrees in Petroleum Engineering from the University of Texas and upon graduation, worked for Amoco Production Company for 16 years.

The Board of Directors determined that Mr. Granberry should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: expertise in the oil and gas industry that was attained through his 49 years of service in engineering and service in executive positions with companies ranging from a large global energy company to small independents.

		72	January 2008

Name	Principal Occupation	Age	Director Since
Kyle D. Vann

Mr. Vann was appointed to the Board of Directors upon completion of our private equity offering on March 15, 2006. From 1970 through 1979, Mr. Vann was employed in the refining division of Exxon Company USA, and from 1979 through January 2001, Mr. Vann was employed by Koch Industries. From February 2001 through December 2004, Mr. Vann served as Chief Executive Officer of Entergy — Koch, LP, an energy trading and transportation company. Mr. Vann continues to serve Entergy as a consultant and serves on the board and consults with Texon, LP, a private energy marketing company. On May 8, 2006, Mr. Vann was appointed to the board of directors of Crosstex Energy, L.P. (now EnLink Midstream Partners, LP), a publicly traded midstream master limited partnership. From January 2009 through June 2010, Mr. Vann served as an advisory board member for Enexus, LLC, which is a subsidiary of Entergy Corporation. In October 2012, Mr. Vann joined CCMP Capital Advisors, LLC, a private equity firm, as an Executive Advisor and serves on the boards of portfolio companies Chaparral Energy, Inc. and Eco Services. Mr. Vann has a Bachelor of Science degree in Chemical Engineering, with honors, from the University of Kansas. Mr. Vann serves on the Board of Advisors for the School of Engineering at the University of Kansas, which selected him to receive its Distinguished Engineering Service Award in 2012.

The Board of Directors determined that Mr. Vann should be nominated to our Board of Directors due to his pertinent experience, qualifications, attributes and skills, which include: the knowledge and experience attained through 44 years of service in the commodity trading business and his background and expertise in risk assessment and leadership in the energy sector.

		67	March 2006

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” ALL OF THE DIRECTOR
NOMINEES RECOMMENDED BY THE BOARD OF DIRECTORS.

PROPOSAL 2

APPROVAL OF AMENDMENT NO. 1 TO AMENDED AND RESTATED
LONG-TERM INCENTIVE PLAN

Approval of the Amendment to the LTIP

The Board approved Amendment No. 1 to the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan (the “Amendment”) that, assuming it is approved by the unitholders as a result of this proxy statement, will be effective as of May 13, 2015. The essential features of the LTIP, as amended by the Amendment, are summarized below.

The LTIP was originally adopted with 2,000,000 units to be used in connection with grants of equity-based awards under the LTIP. As of March 1, 2015, only 106,773 of those units remained available for future awards under the LTIP. The Board believes that increasing the total number of units available for awards under the LTIP is necessary to ensure that a sufficient and reasonable number of units will be available to fund our compensation programs to: (i) aid in the attraction and retention of key employees who are important to our success; (ii) motivate employee and director contributions through equity ownership; (iii) align potential increases in compensation to our financial results that generally drive the value of our units; and (iv) pay our directors. The increase in the number of units available under the LTIP will allow for long-term compensation awards to our employees and directors, consistent with our prior practices.

The Amendment, if approved by unitholders will:

●	increase the number of units available for issuance under the LTIP by 3,000,000 units.

In approving the Amendment, the Board considered, among other things, the importance of long-term equity incentives in achieving the goals of our Compensation Policy (as defined below), our historical and projected equity award burn rate and our current and projected overhang percentage. Unit appreciation rights are not included in these calculations because we currently only settle unit appreciation rights in cash and not in units.

●

“Burn rate” is a calculation of units used (granted) during the year divided by weighted average units outstanding. The Partnership’s three year average burn rate, expressed as a percentage of units outstanding, was approximately 1.47% for the three year period ending in December 31, 2014. However, with Board approval of the current Compensation Policy in March 2013, our projected burn rate has increased as the compensation committee now grants awards based on objective factors to our officers with up to 200% of their target objective compensation, subject to performance vesting. In contrast, for the three year period ending in December 31, 2013, the compensation committee only awarded, subject to vesting, up to 100% of equity-based objective incentive amounts. In addition, during periods of lower unit prices, we anticipate that our burn rate may increase as the number of units awarded under the LTIP may increase as awards are based on dollar amounts as later described. Given our current burn rate, as well as our anticipated new grants for fiscal year 2015, the Board anticipates that without an increase to the number of units available for awards under the LTIP, the existing unit reserve would be exhausted in 2015.

●

Overhang is a calculation of total potential dilution attributable to equity-based compensation and reflects the units reserved for all outstanding (unvested) grants plus units available for future grants as a percent of units outstanding. As of March 1, 2015, the total overhang with respect to the Partnership’s equity plans and unvested awards, expressed as a percentage of units outstanding, was approximately 1.8%. The 3,000,000 new units proposed to be reserved for issuance under the LTIP would increase the overhang to approximately 6.1%.

Purpose

The purpose of the LTIP is to promote the interests of our unitholders by encouraging our employees, directors and other service providers to acquire or increase their equity interest in us, thereby giving them the added incentive to work toward our continued growth and success. The LTIP permits awards of unit grants, restricted units, phantom units, unit options, unit appreciation rights, performance based units and other forms of equity compensation.

Our unitholders are being requested to approve the Amendment at the Annual Meeting.

Description of LTIP Provisions

Amended and Restated Legacy Reserves LP Long-Term Incentive Plan

Long-term incentive compensation awards are administered through our LTIP adopted in March 2006 and amended and restated on August 17, 2007, and if approved by the unitholders at the 2015 Annual Meeting, amended on May 13, 2015. The plan is administered by the compensation committee and permits the grant of awards resulting in the issuance of an aggregate of 2,000,000 units (of which 106,773 remain available for grant, as of March 1, 2015). If the Amendment is approved, the grant of awards resulting in the issuance of an aggregate of 3,000,000 additional units will be permitted. Employees, consultants and directors of our general partner and its affiliates who perform services for us are eligible to receive awards under the LTIP (“Eligible Persons”).

As of March 1, 2015, grants of awards that could result in the issuance of units, net of forfeitures, covering 1,820,306 units have been made, including 561,850 restricted units, 266,014 unit options, 862,064 phantom units and 130,378 units primarily issued to directors. We selected these types of awards because of the expectation by most of our employees as well as our directors that part of their compensation would be derived from the growth in value of Partnership units and to align their interests with those of our unitholders.

Our Board of Directors, or its compensation committee, in its discretion may terminate, suspend or discontinue the LTIP at any time with respect to any award that has not yet been granted. Our Board of Directors, or its compensation committee, also has the right to alter or amend the LTIP or any part of the plan from time to time, including increasing the number of units that may be granted, subject to unitholder approval as required by the exchange upon which the units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

Unit Grants

The LTIP permits the grant of units that vest immediately upon issuance. In 2013 and 2014, unit grants were only made to non-employee directors.

Restricted Units and Phantom Units

A restricted unit is a unit that is subject to forfeiture prior to the vesting of the award. A phantom unit is a notional unit that entitles the grantee to receive a unit or, in the discretion of our Board of Directors or its compensation committee, cash equal to market value of a unit upon the vesting of the phantom unit. The compensation committee may make grants under the LTIP of restricted units and phantom units to employees, consultants and directors containing such terms, consistent with the LTIP, as the compensation committee shall determine. The compensation committee will determine the period over which the restricted units and phantom units granted to employees, consultants and directors will vest. The compensation committee may base vesting upon the achievement of specified financial objectives or on the grantee’s completion of a period of service. In addition, the restricted units and phantom units will vest upon a change of control of the Partnership or our general partner, unless provided otherwise by the compensation committee in the award agreement. All restricted unit and phantom unit grants to our executive officers and employees provide for at least one year vesting periods with some providing for three and five year vesting. All 2014 phantom unit grants to executive officers have three year vesting.

If the grantee’s employment, service relationship or membership on the Board of Directors terminates for any reason, the grantee’s unvested restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise in the award agreement or waives (in whole or in part) any such forfeiture. Units to be delivered in connection with the grant of restricted units or upon the vesting of phantom units settled in units may be units acquired by us on the open market, or from any other person, or we may issue new units, or any combination of the foregoing. Our general partner is entitled to reimbursement by us for the cost it incurs in acquiring units. Thus, the cost of the restricted units and the delivery of units upon the vesting of phantom units will be borne by us. If we issue new units in connection with the grant of restricted units or upon vesting of the phantom units settled in units, the total number of units outstanding will increase. The compensation committee, in its discretion, may provide for tandem distribution rights with respect to restricted units and grant tandem distribution equivalent rights (“DERs”) with respect to phantom units that entitle the holder to receive cash equal to any cash distributions made on units prior to the vesting of a restricted or phantom unit. On phantom units, any such cash distributions will accumulate and accrue based on the assumed 100% vesting of any such phantom units but will not be payable until such vesting occurs. The actual amounts payable pursuant to such tandem DERs will be based solely on the number of underlying phantom units that actually vest. Holders of unvested restricted units are entitled to receive cash payments equal to any cash distribution payable at the time any cash distribution is paid to unitholders regardless of whether vesting has occurred.

Unit Options and Unit Appreciation Rights (“UARs”)

The LTIP permits the grant of options covering units and the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess may be paid in units, cash, or a combination thereof, as determined by the compensation committee in its discretion. The compensation committee will be able to make grants of unit options and unit appreciation rights under the plan to employees, consultants and directors containing such terms as the committee shall determine consistent with the plan. Unit options and unit appreciation rights may not have an exercise price that is less than the fair market value of the units on the date of grant. In general, unit options and unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit options and unit appreciation rights will become exercisable upon a change in control of the Partnership or our general partner, unless provided otherwise by the committee in the award agreement. The compensation committee, in its discretion may grant tandem DERs with respect to unit options and unit appreciation rights.

Upon exercise of a unit option (or a unit appreciation right settled in units), we will acquire units on the open market or from any other person or we may issue new units, or any combination of the foregoing. If we issue new units upon exercise of the unit options (or a unit appreciation right settled in units), the total number of units outstanding will increase, and we will receive the proceeds from an optionee’s exercise of a unit option. The availability of unit options and unit appreciation rights is intended to furnish additional compensation to employees, consultants and directors and to align their economic interests with those of unitholders.

Currently, we only settle UARs in cash and not in units and therefore such UARs are not taken into consideration in calculating the number of units available for issuance under the LTIP.

Unit Option Practices

Although our LTIP permits us to award options under a variety of circumstances, we have not granted unit options since early 2007 and do not anticipate granting any further unit options. We have not back-dated any option awards. The option grants we have made to date had an exercise price that corresponded with the offering price to purchasers of our units in a private offering we conducted in March 2006, the price at which our units traded on the Portal Market, the price to the public of our units in our January 2007 initial public offering, or the market value of our units at the close of trading on the date of the grant. Any option grants we may make in the future will have an exercise price equal to the market value of our units at the close of trading on the date of the grant. We have chosen to replace the use of unit options in the future with unit appreciation rights to reduce the administrative costs associated with unit options.

Change of Control

Unless specifically provided otherwise in the award agreement, such as in the case of unvested objective phantom units where only 50% of the amount granted vest, upon a change of control (as defined in the LTIP) or such time prior thereto as established by the compensation committee, all outstanding awards shall automatically vest or become exercisable in full, as the case may be. In this regard, all restricted periods (as defined in the LTIP) shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. To the extent a unit option or unit appreciation right is not exercised, or a phantom unit or restricted unit does not vest, upon the change of control, the compensation committee may, in its discretion, cancel such award or provide for an assumption of such award or a replacement grant on substantially the same terms; provided, however, upon any cancellation of an option or unit appreciation right that has a positive “spread” or a phantom unit or restricted unit, the holder shall be paid an amount in cash and/or other property, as determined by the committee, equal to such "spread" if an option or unit appreciation right or equal to the fair market value (as defined in the LTIP) of a unit, if a phantom unit or restricted unit.

Interests of Certain Persons in the Amendment of the LTIP Proposal

The officers of our general partner and employees of our affiliates and subsidiaries and the members of our Board of Directors are eligible to receive awards under the LTIP. Accordingly, the members of our Board of Directors and the executive officers of our general partner have a substantial interest in the approval of the Amendment.

Awards Granted Under the LTIP

As of March 1, 2015, out of the 2,000,000 units authorized for grant under the LTIP, an aggregate of 1,820,306 units (net of forfeitures) that could result in the issuance of units have been awarded, and 106,773 units remained available for grant. If the Amendment is approved, the total number of units that may be issued will be 5,000,000 units, meaning that 3,106,773 units will be available for grant under the LTIP, as amended by the Amendment.

No grants have been made that are subject to unitholder approval. All grants under the LTIP are discretionary. The compensation committee has indicated that it intends to grant Kyle M. Hammond, our newly appointed Executive Vice President and Chief Operating Officer, 130,000 restricted units, subject to vesting, following the 2015 Annual Meeting if the Amendment is approved. Otherwise, it is not possible at present to predict the number of grants or the persons to whom grants will be made in the future under the LTIP.

As of December 31, 2014, the last reported sale price of units on The NASDAQ Global Select Market was $11.43.

Certain Compensation Practices

As more fully discussed under “Compensation Discussion & Analysis” and “Executive Compensation,” (i) we have amended certain employment agreements so that none of our officers are entitled to a tax gross-up in connection with severance payments made upon a change of control; (ii) such change of control severance payments to our officers are paid only upon both the occurrence of a change of control and a qualifying termination of employment; and (iii) we held our 2015 salaries for officer positions flat to our 2014 salaries by office, except for the Chief Financial Officer whose base salary was determined by the compensation committee to be significantly below market when compared to the base salaries of chief financial officers at comparable exploration and production companies and publicly traded limited partnerships.

Federal Income Tax Consequences

The following discussion is for general information only and is intended to summarize briefly some of the U.S. federal income tax consequences to award grantees arising from participation in the LTIP. This description is based on current law, which is subject to change (possibly retroactively). The tax treatment of an award grantee in the LTIP may vary depending on the particular situation and may, therefore, be subject to special rules not discussed below. No attempt has been made to discuss all U.S. federal tax consequences or any potential foreign, state, or local tax consequences. In addition, unit options or unit appreciation rights that provide for a "deferral of compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), phantom units, and certain other awards that may be granted pursuant to the LTIP could be subject to additional taxes unless they are designed to comply with certain restrictions set forth in Section 409A of the Internal Revenue Code and the guidance promulgated thereunder.

Unit Options; Unit Appreciation Rights. An award grantee will generally not realize taxable income upon the grant of a unit option or a unit appreciation right. Upon the exercise of a unit option or a unit appreciation right, an award grantee will generally recognize ordinary compensation income (subject to withholding) in an amount equal to the excess of (i) the amount of cash received or the fair market value on the date of exercise of the units received, over (ii) the exercise price. An award grantee will generally have a tax basis in any units received pursuant to the exercise of a unit option or a unit appreciation right that equals the sum of (i) the amount of ordinary compensation income arising as a result of the exercise plus (ii) the amount (if any) paid to exercise the award. Subject to the discussion under "—Internal Revenue Code Limitations on Deductibility" below, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by an award grantee under the foregoing rules.

When an award grantee sells the units acquired as a result of the exercise of a unit option or unit appreciation right, any appreciation (or depreciation) in the value of the units after the exercise date is treated as long- or short-term capital gain (or loss) for federal income tax purposes, depending on the holding period. The units must be held for more than 12 months in order to be eligible to qualify for long-term capital gain treatment.

The LTIP allows the plan administrator to permit the transfer of awards in limited circumstances, including transfers for no consideration to immediate family members or related family trusts, limited partnerships or similar entities.

The lifetime transfer of a unit option may result in transfer tax consequences to an award grantee. The amount of the transferor's gift (and generation-skipping transfer, if the gift is to a “skip person” as defined by Section 2613 of the Internal Revenue Code) equals the value of the option at the time of the gift. The value of the option may be affected by several factors, including the difference between the exercise price and the fair market value of the units, the potential for future appreciation or depreciation of the units, the time period of the option and the illiquidity of the option. The amount of the transfer will be exempted from federal gift tax will be limited by (i) the transferor’s available annual exclusion per donee (currently $14,000 for 2015), (ii) the transferor's available lifetime unified credit, or (iii) the marital or charitable deductions. Gifted unit options, to the extent subject to transfer taxes, will not be included in the participant's gross estate for purposes of the federal estate tax or the generation-skipping transfer tax. Whether such consequences apply to unvested options is uncertain, and the gift tax implications of such a transfer is a risk the transferor will bear upon such a disposition.

Phantom Unit Awards; Restricted Unit Awards; Other Awards. An award grantee will recognize ordinary compensation income upon receipt of cash pursuant to a cash award or, if earlier, at the time the cash is otherwise made available for an award grantee to draw upon. An award grantee will generally not have taxable income at the time of a grant of an award in the form of a phantom unit award, but rather, will generally recognize ordinary compensation income at the time he receives units or a cash payment in satisfaction of the phantom unit award in an amount equal to the fair market value of the units received or the cash payment, whichever is applicable. In addition, an award grantee will be subject to ordinary income tax upon the payment of a DER. In general, an award grantee will recognize ordinary compensation income as a result of the receipt of units pursuant to a restricted unit award or a unit award in an amount equal to the fair market value of the units when the units are received, provided, that if the units are not transferable in accordance with Section 83 of the Internal Revenue Code and are subject to a substantial risk of forfeiture when received, an award grantee will recognize ordinary compensation income in an amount equal to the fair market value of units (i) when the units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where an award grantee does not make an valid election under Section 83(b) of the Code, or (ii) when the units are received, in cases where an award grantee makes a valid election under Section 83(b) of the Internal Revenue Code.

An award grantee who is an employee of us or one of our affiliates will be subject to withholding for federal, and generally for state and local, income taxes at the time he recognizes income under the rules described above with respect to units or cash received. Directors and consultants must make their own arrangements for satisfying any tax obligations they may incur in connection with the receipt of an award under the LTIP. Distributions that are received by an award grantee prior to the time that the units are taxed to an award grantee under the rules described in the preceding paragraph are taxed as additional compensation, not as distributions on units. The tax basis in the units received by an award grantee will equal the amount recognized by him as compensation income under the rules described in the preceding paragraph, and an award grantee's capital gains holding period in those units will commence on the date (i) the units first become transferable or are no longer subject to a substantial risk of forfeiture, in cases where an award grantee does not make an valid election under Section 83(b) of the Internal Revenue Code, or (ii) when the units are received, in cases where an award grantee makes a valid election under Section 83(b) of the Internal Revenue Code.

Subject to the discussion immediately below, we or one of our affiliates will be entitled to a deduction for federal income tax purposes that corresponds as to timing and amount with the compensation income recognized by the award grantee.

Internal Revenue Code Limitations on Deductibility. In order for the amounts described above to be deductible by our general partner or one of its affiliates, the amounts must constitute reasonable compensation for services rendered or to be rendered and must be ordinary and necessary business expenses.

Limited Partnership Interest. We are not a taxable entity, and as such, we do not incur any federal income tax liability. Instead, each holder of our units is required to report on his income tax return his share of our income, gains, losses and deductions in computing his federal income tax liability, regardless of whether cash distributions are made to him by us. Distributions by us to a holder of units are generally not taxable unless the amount of cash distributed is in excess of the holder's adjusted basis in his interest. Usually at the beginning of each year, we will mail to each partner a Schedule K-1 showing the amounts of income, gains, losses, and deductions that the partner is required to reflect on his federal income tax return as a limited partner for the preceding year. A limited partner will not qualify for using Form 1040EZ or 1040A, and may not file his federal income tax return until he has received his Schedule K-1 and reflected the relevant information contained therein in his tax return.

Plan Benefits

Because the LTIP is discretionary, benefits or amounts to be received by individual grantees in the future are not determinable. The following table sets forth information concerning the equity grants made during 2015 pursuant to the LTIP to (a) the chief executive officer and the four most highly compensated officers as of the end of the last fiscal year, (b) all current executive officers as a group, (c) all current directors who are not executive officers as a group, and (d) all employees, including all current officers and directors who are not executive officers, as a group.

Number of
Phantom
Units
Underlying
Name	(#)
Cary D. Brown	253,400
James Daniel Westcott	99,234
Kyle A. McGraw	89,310
Paul T. Horne	107,739
Dan G. LeRoy	27,644
Current Executive Group(1)	347,849
Current Non-Executive Director Group(2)	253,400
Non-Executive Officers Employee Group	0
____________________

(1)	The current executive officers are Paul T. Horne, James Daniel Westcott, Kyle M. Hammond, Kyle A. McGraw, Dan G. LeRoy and Micah C. Foster.

(2)	The current non-executive directors are Cary D. Brown, Dale A. Brown, William R. Granberry, G. Larry Lawrence, William D. Sullivan and Kyle D. Vann.

We made annual equity grants under the LTIP to our named executive officers in 2014, which are reported in the "Grants of Plan-Based Awards for Fiscal Year 2014" table on page 48 of this proxy statement. We made annual equity grants to our non-employee directors in 2014 as well, which are reported in the “ Director Compensation for the 2014 Fiscal Year” table and associated footnotes on page 57 of this proxy statement. If the Amendment is approved, we anticipate making additional equity grants to our directors, executive officers and certain employees under the LTIP in the future, but the amount of such grants is not determinable at this time. Such awards may be subject to a vesting schedule that will be specified in the applicable award agreement, and the number of units subject to such awards will be determined at the date of grant of such awards.

New Plan Benefits Table

No grants have been made that are subject to unitholder approval of the Amendment to the LTIP. Because grants are discretionary, benefits or amounts to be received by individual grantees in the future are not determinable at this time except that the compensation committee intends to grant Mr. Hammond 130,000 restricted units, subject to vesting, following our 2015 Annual Meeting provided that the Amendment is approved.

Role of Compensation Experts in Determining Executive Officer Compensation

The compensation committee engaged BDO USA, LLP (“BDO”) in the years 2013 and 2014 to provide a study of compensation programs related to named executive officers and outside directors offered by a broad group of exploration and production companies and publicly traded limited partnerships. The compensation committee charged BDO with undertaking this study to ascertain how the members of this peer group structure their compensation as a basis for establishing and maintaining an appropriate compensation program to better enable the Partnership to attract and retain highly qualified executive officers and to further align the interests of our executive officers with those of our unitholders.

Text of the Plan

The full text of the LTIP, marked to show the Amendment, is attached as Appendix A to this proxy statement. The statements made in this proxy statement with respect to the Amendment should be read in conjunction with, and are qualified in their entirety by reference to, the full text of the amended LTIP attached as Appendix A to this proxy statement.

Vote Required for Approval

The affirmative vote of holders of a majority of the units entitled to vote and be present in person or by proxy at the meeting is required for the approval of the Amendment. Abstentions are included in the vote total with the result that an abstention will have the same effect as a vote against this proposal to approve the Amendment. Brokers do not have discretionary authority to vote on the approval of the amendment to the LTIP; consequently, broker non-votes will have the same effect as a vote against this proposal.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE
AMENDMENT.

CORPORATE GOVERNANCE

Management of Legacy Reserves LP

The directors and officers of Legacy Reserves GP, LLC, as our general partner, manage our operations and activities. Our general partner is not elected by our unitholders and will not be subject to re-election on a regular basis in the future. Other than through their ability to elect directors of our general partner as described below, unitholders will not be entitled to directly or indirectly participate in our management or operation.

Our general partner owes a fiduciary duty to our unitholders. Our general partner will be liable, as general partner, for all of our debts (to the extent not paid from our assets), except for indebtedness or other obligations that are made specifically nonrecourse to it. Our general partner therefore may cause us to incur indebtedness or other obligations that are nonrecourse to it.

The limited liability company agreement of our general partner provides for a board of directors of not less than seven and not more than nine members.

Our unitholders, including affiliates of our general partner, are entitled to elect all of the directors of our general partner annually. Directors of our general partner hold office for a one-year term and thereafter until the earlier of their death, resignation, removal or disqualification or until their successors have been elected and qualified.

Board of Directors

During the fiscal year ended December 31, 2014, our Board of Directors held 14 meetings. It is the policy of our Board of Directors to encourage directors to attend each meeting of unitholders. All of our directors attended the Annual Meeting held in 2014.

Director Independence

The Board of Directors includes four individuals who meet the independence and experience standards established by the NASDAQ Global Select Market, or NASDAQ, and the Exchange Act: Messrs. Granberry, Lawrence, Sullivan and Vann.

The Board annually reviews all relevant business relationships any director may have with Legacy and the independence standards established by the NASDAQ.

The audit committee met 5 times, the compensation committee met 5 times, and the nominating, governance and conflicts committee met 4 times during 2014.

Leadership Structure of the Board

As prescribed by the Amended and Restated Limited Liability Company Agreement of our general partner, the Chairman of the Board of Directors has the power to preside at all meetings of the Board. Mr. C. Brown serves as Chairman of our Board and also previously served as our President and Chief Executive Officer until March 1, 2015.

The nominating, governance and conflicts committee believes that Mr. C. Brown’s history as one of the Partnership’s founders and his strategic experience make him the appropriate leader of the Board. The committee has discussed and considered the appointment of an independent lead director and determined not to appoint one. It is the nominating, governance and conflicts committee’s view that Mr. C. Brown’s previous experience working with management will serve as an effective communication link between the Board and management and there is no need for an independent lead director at this time. The nominating, governance and conflicts committee will re-evaluate its view on the Board’s leadership structure periodically.

Risk Oversight

While it is the job of management to assess and manage our risk, the Board and its audit committee (each where applicable) discuss the guidelines and policies that govern the process by which risk assessment and management is undertaken and evaluate reports from various functions with the management team on risk assessment and management. The Board interfaces regularly with management and receives periodic reports that include updates on operational, financial, legal and risk management matters. The audit committee assists the Board in oversight of the integrity of our financial statements and our compliance with legal and regulatory requirements, including those related to the health, safety and environmental performance of Legacy. The audit committee also reviews and assesses the performance of our internal audit function and our independent auditors. The Board receives regular reports from the audit committee. We do not believe that the Board’s role in risk oversight has an effect on the Board’s leadership structure.

Evaluation of Compensation Risk

Our compensation committee has reviewed our employee compensation programs and overall compensation structure and internal controls. There are several design features of our compensation policy that reduce the likelihood of excessive risk-taking:

●

annual cash incentive opportunities are contingent upon several carefully designed objective operational and financial measures (50% at target levels), as well as the compensation committee’s discretion as to whether and in what amount to award additional cash incentive compensation (also 50% at target levels);

●	our compensation policy is designed to provide a balanced mix of cash and equity and short- and long-term incentives;
●	the potential payouts pursuant to our annual cash incentives are subject to reasonable maximum limits; and
●	internal controls are in place to assure that payments and awards are consistent with actions approved by the compensation committee.

Taking into consideration the factors above, the compensation committee does not believe that there is a reasonable likelihood that Legacy’s compensation policy could have a material adverse effect on Legacy.

Audit Committee

Membership

The audit committee has been established in accordance with Rule 10A-3 promulgated under the Exchange Act. The Board of Directors has appointed Messrs. Lawrence, Sullivan, and Granberry as members of the audit committee. Mr. Lawrence serves as the chairman of the committee. Each of the members of the audit committee has been determined by the Board of Directors to be independent under NASDAQ’s standards for audit committee members to serve on its audit committee. In addition, the Board of Directors has determined that at least one member of the audit committee (Mr. Lawrence) has such accounting or related financial management expertise sufficient to qualify such person as the audit committee financial expert in accordance with Item 407 of Regulation S-K and NASDAQ requirements.

Responsibilities

The audit committee assists the Board of Directors in overseeing:

●	our accounting and financial reporting processes;
●	the integrity of our financial statements;
●	our compliance with legal and regulatory requirements;
●	the qualifications and independence of our independent auditors; and
●	the performance of our internal audit function and our independent auditors.

The audit committee is also charged with making regular reports to the Board of Directors and preparing any reports that may be required under NASDAQ-listing standards or SEC rules.

Charter

The Board of Directors has adopted a charter for the audit committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

Compensation Committee

Membership

The compensation committee consists of three members of the Board of Directors, Messrs. Vann, Granberry and Sullivan, all of whom have been determined by the Board of Directors to be independent under NASDAQ-listing standards. In addition, each member of the compensation committee qualifies as a “non employee” director within the meaning of Rule 16b-3 promulgated under the Exchange Act, and as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code. Mr. Vann is the chairman of the compensation committee.

Responsibilities

The committee’s responsibilities under its charter are to:

●

evaluate and/or develop the compensation policies applicable to the executive officers of our general partner, which are required to include guidance regarding the specific relationship of performance to executive compensation;

●	review and approve, on an annual basis, the corporate goals and objectives with respect to compensation for the Chief Executive Officer;
●	evaluate at least once a year the Chief Executive Officer’s performance in light of established goals and objectives;
●

determine and approve, either as a committee or together with the other independent directors (as directed by the Board of Directors), the Chief Executive Officer's compensation, including salary, bonus, incentive and equity compensation based on this evaluation;

●	make recommendations to the Board of Directors with respect to the compensation to be paid to the general partner’s other executive officers;
●

periodically review the compensation paid to non-employee directors (including Board of Directors and committee chairpersons) in the form of annual retainers and meeting fees, if any, and make recommendations to the Board of Directors regarding any adjustments;

●	review and make recommendations to the Board of Directors with respect to our incentive compensation and other unit-based plans;
●	assist the full Board of Directors with respect to the administration of our incentive compensation and other unit-based plans;
●	maintain regular contact with our management team;
●	prepare and publish an annual executive compensation report in our proxy statement or annual report on Form 10-K; and
●

evaluate its own performance, and review the adequacy of the charter, at least annually, delivering a report setting forth the results of such evaluation and review, and any recommended changes, to the Board of Directors for its approval.

Charter

The Board of Directors has adopted a charter for the compensation committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

Nominating, Governance and Conflicts Committee

Membership

The nominating, governance and conflicts committee consists of Messrs. Granberry, Lawrence, Sullivan and Vann. Mr. Granberry serves as the chairman of the committee. The Board of Directors has determined that all members of the nominating and governance committee are independent under NASDAQ-listing standards.

Responsibilities

The duties of the nominating, governance and conflicts committee are to:

●	identify, recruit and evaluate candidates for membership on the Board of Directors and its committees;
●	develop a process to be used by the committee in identifying and evaluating candidates for membership on the Board of Directors and its committees;
●	annually present to the Board a list of nominees recommended for election to the Board at the annual meeting of unitholders;
●

evaluate any director candidates recommended by unitholders of the Partnership pursuant to the procedures set forth in the fourth amended and restated agreement of limited partnership of the Partnership to be followed by unitholders in making such recommendations;

●	adopt a process for unitholders of the Partnership to send communications to the Board of Directors;
●	oversee the evaluation of the Board of Directors and the other committees of the Board of Directors;
●

evaluate its own performance, and review the adequacy of the charter, at least annually, delivering a report setting forth the results of such evaluation and review, and any recommended changes, to the Board for its approval;

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recommend general matters for consideration by the Board of Directors, which may include: (i) the structure of Board meetings, including recommendations for the improvement of such meetings, and the timeliness and adequacy of the information provided to the Board of Directors prior to such meetings; (ii) director retirement policies; (iii) director and officer insurance policy requirements; (iv) policies regarding the number of boards on which a director may serve; (v) director orientation and training; and (vi) the roles of the general partner’s executive officers and the outside directorships of such executive officers;

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consult with the Chief Executive Officer, as appropriate, and the other Board members to ensure that its decisions are consistent with the sound relationship between and among the Board of Directors, Board committees, individual directors, and the general partner’s executive officers;

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oversee the general partner's policies and procedures regarding compliance with applicable laws and regulations relating to the honest and ethical conduct of the general partner's directors, officers and employees;

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have the sole responsibility for granting any waivers under the general partner’s Code of Ethics and Code of Ethics for Chief Executive Officer and Senior Financial Officers (or any successor codes, guidelines or policies) to the general partner's directors, officers and employees;

●	review and approve certain related party transactions as described in the committee’s charter; and
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perform any other activities consistent with the charter, the limited liability company agreement and certificate of formation of the general partner (as each may be amended and/or restated and in effect from time to time), the limited partnership agreement and certificate of limited partnership of the Partnership (as each may be amended and/or restated and in effect from time to time) and applicable law as the committee or the Board of Directors deems necessary or appropriate.

Further, the nominating, governance and conflicts committee, at the request of the Board of Directors, will review specific matters that the Board of Directors believes may involve a conflict of interest. The committee will determine if the resolution of the conflict of interest is fair and reasonable to the unitholders. Any matters approved by the committee will be conclusively deemed to be fair and reasonable to us, approved by all of our partners and not a breach by our general partner of any duties it may owe us or our unitholders.

Director Nominations

Under our fourth amended and restated agreement of limited partnership, unitholders desiring to suggest a Board nominee must give prior written notice to our Secretary regarding the persons to be nominated. The notice must be received at our principal executive offices at the address shown on the cover page within the specified period and must be accompanied by the information and documents specified in the fourth amended and restated agreement of limited partnership. A copy of the fourth amended and restated agreement of limited partnership may be obtained by writing to our Secretary at the address shown on the cover page of this proxy statement.

Recommendations by unitholders for directors to be nominated at the 2016 annual meeting of unitholders must be in writing and include sufficient biographical and other relevant information such that an informed judgment as to the proposed nominee’s qualifications can be made and the name, address and the class and number of units owned by such unitholder. Recommendations must be accompanied by a notarized statement executed by the proposed nominee consenting to be named in the proxy statement, if nominated, and to serve as a director, if elected. Notice and the accompanying information must be received by our Secretary at our principal executive office at the address shown on the cover page of this proxy statement no later than January 15, 2016 and no earlier than December 31, 2015.

The fourth amended and restated agreement of limited partnership does not affect any unitholder’s right to request inclusion of proposals in our proxy statement pursuant to Rule 14a-8 promulgated under the Exchange Act. For more information with respect to Rule 14a-8, please see “Other Matters–Unitholder Proposals.”

Nomination Criteria

The nominating, governance and conflicts committee is responsible for assessing the skills and characteristics that candidates for election to our Board of Directors should possess, as well as the composition of our Board of Directors as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to our Board of Directors and its committees as well as consideration of skills and experience in the context of the needs of our Board of Directors. Each candidate must meet certain minimum qualifications including:

●	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the nominee’s service on other public company boards; and
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skills and expertise complementary to the skills and expertise of the existing members of our Board of Directors (in this regard, the Board of Directors will consider its need for individuals with skills and expertise in operational, managerial, financial or governmental affairs or other relevant expertise).

The nominating, governance and conflicts committee may also consider the ability of a prospective candidate to work with the then-existing interpersonal dynamics of our Board of Directors and the candidate’s ability to contribute to the collaborative culture among the members of the Board of Directors.

The nominating, governance and conflicts committee will also evaluate each nominee based upon a consideration of diversity, age, skills and experience in the context of the needs of the Board of Directors. The committee does not have a policy with regard to the consideration of diversity in identifying director nominees. Diversity, including diversity of experience, professional expertise, gender, race and age, is one factor considered in evaluating a nominee.

Based on this initial evaluation, the nominating, governance and conflicts committee will determine whether to interview the candidate and, if warranted, will recommend that one or more of its members, other members of our Board of Directors or senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the committee ultimately determines its list of nominees and submits it to the full Board of Directors for consideration and approval.

Charter

Our Board of Directors has adopted a charter for the nominating, governance and conflicts committee, a copy of which is available on our website at www.legacylp.com. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

Code of Ethics

The Board of Directors has adopted a Code of Ethics and Business Conduct applicable to officers and directors of our general partner and our employees, including the principal executive officer, principal financial officer, principal accounting officer and controller, or those persons performing similar functions, of our general partner. The Code of Ethics and Business Conduct is available on our website at www.legacylp.com and in print to any unitholder who requests it. Amendments to or waivers from the Code of Ethics and Business Conduct will also be available on our website and reported as may be required under SEC rules; however, any technical, administrative or other non-

substantive amendments to the Code of Ethics and Business Conduct may not be posted. Please note that the preceding Internet address is for information purposes only and is not intended to be a hyperlink. Accordingly, no information found or provided at that Internet address or at our website in general is intended or deemed to be incorporated by reference herein.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of the named executive officers of our general partner, Legacy Reserves GP, LLC, should be read together with the compensation tables and related disclosures set forth below.

Introduction

Our general partner manages our operations and activities through its Board of Directors. Under our fourth amended and restated agreement of limited partnership, we reimburse our general partner for direct and indirect general and administrative expenses incurred on our behalf, including the compensation of our general partner’s executive officers. Our general partner has not incurred any reimbursable expenses related to the compensation of our general partner’s executive officers for their management of us. Currently, our general partner’s executive officers are employed by our wholly owned subsidiary, Legacy Reserves Services, Inc., and are directly compensated for their management of us pursuant to their employment agreements. The compensation amounts disclosed in this section and under “Executive Compensation” reflect the total compensation paid to the executive officers of our general partner. Please read “Executive Compensation — Employment Agreements.”

Executive Summary

We are a master limited partnership headquartered in Midland, Texas, focused on the acquisition and development of oil and natural gas properties primarily located in the Permian Basin, Rocky Mountain and Mid-Continent regions of the United States. Our compensation policy, as adopted by the compensation committee and approved by the Board of Directors in March 2013 and subsequently amended (the “Compensation Policy”), is designed to make our executive officers’ total compensation comparable to that of similarly-sized publicly traded limited partnerships and exploration and production companies. The goals of our Compensation Policy are to:

●	align the compensation of the executive officers with unitholder return;
●	provide financial incentives to our executive officers for performance, achievement of goals and enhancement of unitholder value;
●	drive and support the long-term goal of sustainable growth in unit distributions and total unitholder return by paying for performance; and
●	enable us to attract and retain highly qualified executive officers.

In meeting the goal of sustainable growth, we intend to invest in our long-term opportunities while meeting our short-term commitments.

To achieve these goals, our total compensation to our executive officers is comprised of base salary, cash incentive compensation (cash bonus) and equity-based incentive compensation. The charts below illustrate the allocation of compensation opportunities between salary, annual cash bonuses and annual grants of equity to our Chief Executive Officer and other named executive officers (“NEOs”) with respect to fiscal year 2014. Base salaries in the charts below are represented by annualized base salaries that were effective during the year ended December 31, 2014, beginning on March 1, 2014.

Chief Executive Officer	Average Other NEOs

Our Compensation Policy replaced and superseded our prior compensation policy that was adopted and approved in September 2009 and amended in February 2010 and March 2012 (the “2010 Compensation Policy”). The total compensation provided to our executive officers in fiscal year 2013 as shown in “Executive Compensation - Summary Compensation Table” (the “Summary Compensation Table”) is comprised of compensation elements attributable to both compensation policies. The equity-based incentive compensation provided for fiscal year 2013 in the Summary Compensation Table is attributable to our 2010 Compensation Policy, which reflects grant date fair values of equity grants made in 2013 attributable to performance in 2012. In contrast, the cash incentive compensation (cash bonus) for fiscal year 2013 in the Summary Compensation Table is attributable to our Compensation Policy, as cash incentive compensation in this table reflects the performance period during which the compensation is earned, not when it is paid.

When compared to the 2010 Compensation Policy, our Compensation Policy revised the vesting and performance measurement periods for the objective and subjective components of the equity-based incentive compensation portion of the policy from the vesting of 1/3 tranches every year over the course of three years in the 2010 Compensation Policy to a three-year cliff vesting and measurement period. In addition, the target equity awards are now weighted 60% according to subjective criteria determined by the compensation committee and 40% according to objective criteria. Under the 2010 Compensation Policy, the subjective criteria were weighted at 40% and the objective criteria were weighted at 60%. Finally, our Compensation Policy allows the compensation committee and Board of Directors discretion to award up to 150% (cash portion) and up to 200% (equity-based portion) of subjective target incentive compensation, and allows NEOs to earn from 0% up to 150% (cash portion) and from 0% up to 200% (equity-based portion) of objective target incentive compensation. In contrast, the 2010 Compensation Policy had maximum limits of 100% of maximum (rather than target) on subjective and objective cash and equity-based incentive compensation.

The total compensation provided to our executive officers in fiscal year 2012 as shown in the Summary Compensation Table is comprised of compensation elements attributable solely to our 2010 Compensation Policy. The total compensation provided to our executive officers in fiscal year 2014 as shown in the Summary Compensation Table is comprised of compensation elements attributable solely to our Compensation Policy.

Cash Incentive Compensation. With respect to cash incentive compensation earned in fiscal year 2014 under the Compensation Policy, the target total annual cash bonus (subjective plus objective component) expressed as a percentage of annual salary for each named executive officer was as follows: Mr. C. Brown: 110%; Mr. Horne: 80%; Mr. McGraw: 80%; Mr. Westcott: 80%; and Mr. LeRoy: 50%.

Subjective Component of Cash Incentive Compensation. In determining cash incentive awards earned in fiscal year 2014, our compensation committee conducted a subjective evaluation of individual officer and Partnership performance attributable to fiscal year 2014 for 50% of target annual cash incentive compensation. Under the Compensation Policy, the compensation committee and Board of Directors have the discretion to award up to 150% of the subjective component of target annual cash incentive compensation.

Objective Component of Cash Incentive Compensation. The remaining 50% of target annual cash incentive compensation earned in fiscal year 2014 was objectively determined in accordance with the objective criteria set forth in our Compensation Policy, which are based on our results and the achievement of operational and financial goals and objectives during fiscal year 2014 and are designed to align the incentive compensation of each executive officer with unitholder return by rewarding performance that maintains or grows distributions and exceeds the specified target levels for EBITDA (which is defined to mean Adjusted EBITDA as described in the Partnership’s annual report on Form 10-K). The respective criteria target levels, for purposes of the determination of annual objective cash incentive compensation only, will be set by the compensation committee at the beginning of each year after considering management’s recommendation.

Set forth below are the target levels for EBITDA and cash distribution growth targets used to determine the objective component of each executive officer’s cash bonus that may be earned with respect to fiscal year 2014. Achievement of less than 85% of Target EBITDA or failure to maintain the prior cash distribution level, respectively, will result in no cash bonus awarded with respect to that particular performance measure.

Performance Measure	Weight	Performance Level/Percent Earned
EBITDA	50%	< 85% of Target	85% of Target	100% of Target	115% of Target
		0%	50%	100%	150%
Growth in Cash Distributions	50%	< 0% Growth	0% Growth	7.5% Growth	15% Growth
Per Unit		0%	50%	100%	150%

Set forth in the table below is a summary of the target cash incentive award amounts attributable to performance during 2014 of each named executive officer pursuant to the Compensation Policy, expressed as a percentage of each of such executive officer’s applicable base salary.

	Target Cash Bonus as
	a Percentage of 2014 Annual
	Salary(1)
Named Executive Officer	Subjective	Objective	Total
Cary D. Brown	55%	55%	110%
Chairman of the Board, President
and Chief Executive Officer (2)
James Daniel Westcott	40%	40%	80%
Executive Vice President and Chief
Financial Officer
Paul T. Horne	40%	40%	80%
Director, Executive Vice President and
Chief Operating Officer (3)
Kyle A. McGraw	40%	40%	80%
Director, Executive Vice
President and Chief Development
Officer
Dan G. LeRoy	25%	25%	50%
Vice President, General Counsel
and Secretary
____________________

(1)	Salaries effective March 1, 2014.
(2)	Effective March 1, 2015, Mr. C. Brown resigned from his positions as President and Chief Executive Officer of our general partner.
(3)	On December 3, 2014, the Board of Directors appointed Mr. Horne as a Director. Effective March 1, 2015, Mr. Horne was appointed President and Chief Executive Officer of our general partner.

Equity-Based Incentive Compensation. We believe meaningful equity participation by each named executive officer to be a strong motivating factor that will result in significant increases in value and in growth. Grants of equity-based compensation to our executive officers during fiscal years 2014 and 2015 were made in accordance with the Compensation Policy based on performance during fiscal years 2013 and 2014, respectively.

The subjective or service-based component of equity-based incentive compensation is determined by a subjective evaluation of prior fiscal year performance by the compensation committee. The objective or performance-based component of equity-based incentive compensation, awarded as phantom units and associated DERs, is designed to reward our executive officers for their long-term performance and to align their interests with those of our unitholders.

With respect to grants made during fiscal year 2015 attributable to performance during 2014, under the Compensation Policy the target total annual equity-based incentive compensation expressed as a percentage of annual salary for each named executive officer was as follows: Mr. C. Brown: 325%; Mr. Horne: 200%; Mr. McGraw: 175%; Mr. Westcott 200%; and Mr. LeRoy: 75%.

With respect to grants made during fiscal year 2014 attributable to performance during 2013, under the Compensation Policy the target total annual equity-based incentive compensation expressed as a percentage of annual salary for each named executive officer was as follows: Mr. C. Brown: 290%; Mr. Horne: 175%; Mr. McGraw: 175%; Mr. Westcott 175%; and Mr. LeRoy: 75%.

Subjective Component of Equity-Based Incentive Compensation under the Compensation Policy (60% of target). Under the Compensation Policy, equity-based incentive compensation awarded under this component and associated DERs cliff vest after a three-year period and are not subject to any performance criteria. The DERs entitle the recipient of the award to a payment equivalent to the amount of the per unit distribution payable to unitholders over the vesting period. The compensation committee and Board of Directors have the discretion to award up to 200% of the subjective component of target equity-based incentive compensation.

Objective Component of Equity-Based Incentive Compensation under the Compensation Policy (40% of target). Under the Compensation Policy, the objective component is granted at 200% of the target amount each year but is subject to cliff vesting after a three-year period in accordance with an objective performance-related formula (as set forth under “Calculation of Vesting of Objective Component of Equity-Based Compensation under the Compensation Policy” below) based on our objective average annual total unitholder return and the following: 1) our total unitholder return compared to the total unitholder returns of a group of our peers, and 2) our total unitholder return compared to the total unitholder returns of a broader group of MLPs. All total unitholder returns are measured during the cumulative three-year measurement period prior to the vesting date. If none or only a portion of phantom units vest as a result of target levels not being met, the unvested portion of phantom units and associated DERs will be forfeited.

Set forth in the table below is a summary of the target equity-based incentive award amounts attributable to performance during 2014 (and granted during fiscal year 2015) of each named executive officer pursuant to the Compensation Policy, expressed as a percentage of each of such executive officer’s applicable base salary.

	Target Value of Phantom Units as
	a Percentage of 2014 Annual
	Salary(1)
Named Executive Officer	Subjective	Objective	Total
Cary D. Brown	195%	130%	325%
Chairman of the Board, President
and Chief Executive Officer (2)
James Daniel Westcott	120%	80%	200%
Executive Vice President and Chief
Financial Officer
Paul T. Horne	120%	80%	200%
Director, Executive Vice President and
Chief Operating Officer (3)
Kyle A. McGraw	105%	70%	175%
Director, Executive Vice
President and Chief Development
Officer
Dan G. LeRoy	45%	30%	75%
Vice President, General Counsel
and Secretary
____________________

(1)	Salaries effective March 1, 2014.
(2)	Effective March 1, 2015, Mr. C. Brown resigned from his positions as President and Chief Executive Officer of our general partner.

(3) On December 3, 2014, the Board of Directors appointed Mr. Horne as a Director. Effective March 1, 2015, Mr. Horne was appointed President and Chief Executive Officer of our general partner.

Set forth in the table below is a summary of the target equity-based incentive award amounts attributable to performance during 2013 (and granted during fiscal year 2014) of each named executive officer pursuant to the Compensation Policy, expressed as a percentage of each of such executive officer’s applicable base salary.

	Target Value of Phantom Units as
	a Percentage of 2013 Annual
	Salary(1)
Named Executive Officer	Subjective	Objective	Total
Cary D. Brown	175%	115%	290%
Chairman of the Board, President
and Chief Executive Officer (2)
James Daniel Westcott	105%	70%	175%
Executive Vice President and Chief
Financial Officer
Paul T. Horne	105%	70%	175%
Director, Executive Vice President and
Chief Operating Officer (3)
Kyle A. McGraw	105%	70%	175%
Director, Executive Vice
President and Chief Development
Officer
Dan G. LeRoy	45%	30%	75%
Vice President, General Counsel
and Secretary
____________________

(1)	Salaries effective March 1, 2013.
(2)	Effective March 1, 2015, Mr. C. Brown resigned from his positions as President and Chief Executive Officer of our general partner.
(3)	On December 3, 2014, the Board of Directors appointed Mr. Horne as a Director. Effective March 1, 2015, Mr. Horne was appointed President and Chief Executive Officer of our general partner.

Recent Developments

Effective March 1, 2015, Mr. C. Brown resigned from his positions as President and Chief Executive Officer of our general partner, but remained as the Chairman of the Board of Directors. In connection with Mr. C. Brown’s resignation, Mr. Horne was appointed as the President and Chief Executive Officer of our general partner, effective March 1, 2015. The compensation committee currently intends for the practices governing Mr. Horne’s compensation to be substantially consistent with those compensation practices that have governed Mr. C. Brown’s compensation historically. In addition, the Board of Directors appointed Kyle M. Hammond as Executive Vice President and Chief Operating Officer, effective on March 1, 2015, fulfilling Mr. Horne’s previous role with our general partner. The compensation committee currently intends for the practices governing Mr. Hammond’s compensation to be substantially consistent with those compensation practices that have historically governed Mr. Horne’s compensation and, additionally, intends to grant Mr. Hammond 130,000 restricted units, subject to vesting, following our 2015 Annual Meeting provided that the Amendment is approved.

In connection with Mr. Hammond’s employment, our wholly owned subsidiary Legacy Reserves Services, Inc., entered into an employment agreement with Mr. Hammond. The terms of Mr. Hammond’s employment agreement are substantially consistent with the employment agreements of our other named executed officers. Further, our employment agreements with Messrs. McGraw and Horne were both amended, effective as of March 1, 2015, to, among other things, eliminate the provision of gross-up payment with respect to any excise taxes imposed by Section 4999 of the Internal Revenue Code on any “parachute payments,” as defined by Section 280G(b)(2) of the Internal Revenue Code, made to either Mr. McGraw or Mr. Horne. The employment agreements with our other officers do not include the gross-up provisions eliminated from Mr. Horne’s and Mr. McGraw’s employment agreements. Please see “Executive Compensation” below. Finally, upon the effective date of Mr. C. Brown’s resignation, his employment agreement was terminated and Mr. C. Brown entered into a Non-Executive Chairman Agreement as more fully described below. See “Director Compensation” below.

Corporate Governance

Compensation Committee Authority

Executive officer compensation is administered by the compensation committee of the Board of Directors, which is currently composed of three members, Messrs. Vann, Granberry and Sullivan. The Board of Directors appoints the compensation committee members and delegates to the compensation committee the direct responsibility for, among other things, determining and approving the Chief Executive Officer’s compensation, recommending compensation for the general partner’s other named executive officers, establishing equity and non-equity incentive plans, and administering our long-term incentive plan (“LTIP”).

The Board of Directors has determined that each committee member is independent under NASDAQ-listing standards, SEC rules and the relevant securities laws, and that each member qualifies as a “non-employee” director within the meaning of Rule 16-3 promulgated under the Exchange Act, and as an “outside director” as defined in Section 162(m) of the Internal Revenue Code.

Role of Compensation Experts in Determining Executive Officer Compensation

The compensation committee is authorized to obtain, at the Partnership’s expense, compensation surveys, reports on the design and implementation of compensation programs for directors, officers and employees and other data and documentation as the compensation committee considers appropriate. In addition, the compensation committee has the sole authority to retain and terminate any outside counsel or other experts or consultants engaged to assist it in the evaluation of compensation of our directors and executive officers, including the sole authority to approve such consultants’ fees and other retention terms.

The compensation committee retained BDO USA, LLP (“BDO”) as a compensation consultant for performance years 2014 and 2013. BDO was engaged to provide a study of compensation programs related to named executive officers and outside directors offered by a broad peer group of exploration and production companies and publicly traded limited partnerships. The compensation committee charged BDO with undertaking this study to ascertain how the members of this peer group structure their compensation as a basis for establishing and maintaining an appropriate compensation program to better enable the Partnership to attract and retain highly qualified executive officers and to further align the interests of our executive officers with those of our unitholders.

BDO served as the Partnership’s independent registered public accountants during 2014. In appointing BDO’s compensation consulting group, the compensation committee considered whether such appointment would represent a conflict of interest. In particular, the compensation committee reviewed the structure of the consulting engagement which complies with SEC and Public Company Accounting Oversight Board independence rules and the relatively small amount of fees paid by the Partnership to BDO for compensation consulting services. The committee also evaluated its prior experience with BDO as its consultant and concluded that the advice received was, in its opinion, independent, that the relationship represented no conflict of interest, and that the compensation committee benefitted from the BDO consultant’s unique experience in consulting for publicly-traded partnerships.

Selection of Compensation Comparative Data

As discussed in greater detail below, central to our compensation philosophy is the alignment of the interests of our named executive officers with the interests of our unitholders. It is the goal of our compensation philosophy to provide financial incentives to our executive officers to focus on business strategies designed to maximize total return to our unitholders. In addition to comparing compensation packages of our named executive officers and outside directors with the compensation of their counterparts within a comparable group of exploration and production companies and publicly traded limited partnerships, other specific performance levels or “benchmarks,” as described in the Compensation Policy, were used in 2014 to establish the compensation packages of our named executive officers and outside directors.

The 2014 comparable group included Atlas Energy, L.P.; Atlas Pipeline Partners, L.P.; Breitburn Energy Partners L.P.; Carrizo Oil & Gas, Inc.; Clayton Williams Energy, Inc.; Crestwood Equity Partners LP; Eagle Rock Energy Partners, L.P.; EnLink Midstream Partners, LP; EV Energy Partners, L.P.; Forest Oil Corporation; Gulfport Energy Corporation; Halcón Resources Corporation; LRR Energy, L.P.; Memorial Production Partners LP; Mid-Con Energy

Partners, LP; Niska Gas Storage Partners LLC; QR Energy, LP; Resolute Energy Corporation; Rosetta Resources Inc.; Swift Energy Company; and Vanguard Natural Resources, LLC.

The 2013 comparable group included Atlas Energy, L.P.; Atlas Pipeline Partners, L.P.; Breitburn Energy Partners L.P.; Carrizo Oil & Gas, Inc.; Clayton Williams Energy, Inc.; Crestwood Midstream Partners LP; Crosstex Energy, L.P.; Eagle Rock Energy Partners, L.P.; EV Energy Partners, L.P.; Forest Oil Corporation; Gulfport Energy Corporation; Halcón Resources Corporation; LRR Energy, L.P.; Memorial Production Partners LP; Mid-Con Energy Partners, LP; Niska Gas Storage Partners LLC; PVR Partners, L.P.; QR Energy, LP; Resolute Energy Corporation; Rosetta Resources Inc.; Swift Energy Company; and Vanguard Natural Resources, LLC.

Our comparable group is determined by the compensation committee from time to time to ensure that the peer group’s size and composition produces relevant information for the compensation committee’s consideration.

Decision-Making Process and Role of Executive Officers

Compensation decisions for executive officers involve both objective and subjective criteria. For performance years 2014 and 2013, the compensation committee consultant first provided information to the compensation committee regarding competitive market data. The second component of the decision-making process was our Chief Executive Officer providing a written overview of performance by the Partnership, including an overview of the performance by each named executive officer other than himself, in light of established operational and financial goals and objectives. After reviewing this written overview, the compensation committee met with the Chief Executive Officer in order to ask questions regarding the information set forth in the written overview and to gather any additional information needed in order to make recommendations to the Board of Directors regarding the compensation of the named executive officers other than the Chief Executive Officer.

In determining the compensation of the Chief Executive Officer, the compensation committee took into account the information provided by the compensation committee consultant. The compensation committee then evaluated the Chief Executive Officer’s performance in light of established operational and financial goals and objectives and determined as a committee, together with any other independent directors participating in the process, the Chief Executive Officer’s compensation.

Executive Officer Compensation Strategy and Philosophy

Our Compensation Policy is designed to make our executive officers total compensation comparable to that of similarly sized publicly traded limited partnerships and exploration and production companies.

Our executive officer compensation strategy is designed to:

●	align the compensation of the executive officers with unitholder return;

●	provide financial incentives to our executive officers for performance, achievement of goals and enhancement of unitholder value;

●	drive and support the long-term goal of sustainable growth in unit distributions and total unitholder return by paying for performance; and

●	enable us to attract and retain highly qualified executive officers.

In meeting the goal of sustainable growth, we intend to invest in our long-term opportunities while meeting our short-term commitments. As all our executive officers hold units in the Partnership, we have attempted to maintain competitive levels of compensation while focusing on the growth of our business and distributions. Through this approach, our executives receive cash and equity compensation for the market value of their services and their performance is further rewarded through the distributions they receive on their holdings of our units, which creates alignment of interests with our unitholders.

At our named executive officers’ 2014 compensation levels and due to our organizational structure, we did not believe that Internal Revenue Code Section 162(m) would be applicable and accordingly, did not consider it in setting compensation levels.

Components of Compensation

Named Executive Officer Compensation

Total compensation to our executive officers is comprised of base salary, cash incentive compensation (cash bonus) and equity-based incentive compensation.

2014 Performance Goals and Objectives

For the 2014 performance year, the operational and financial goals and objectives were as follows:

●	Grow cash distributions to $0.61 per unit attributable to the fourth quarter of 2014 with a coverage ratio of 1.05 times for the year;

●	Acquire $300 million of producing properties at targeted cash flow metrics;

●	Generate $285 million of EBITDA with $100 million of total development capital expenditures;

●	Provide the capital needed to execute the business plan and maintain a total debt to EBITDA ratio around 3 times; and

●	Experience zero lost-time accidents.

These goals and objectives, as supplemented by more detailed supporting goals and objectives put forth by our named executive officers, provided a framework for the compensation committee to assess our 2014 performance and to determine named executive officers’ compensation. Relative weight is not assigned to any or all of these goals and objectives. Additionally, the various financial goals were based on various assumptions, with the understanding that our actual financial performance would be assessed based on factors considered relevant by the compensation committee at the time compensation for the named executive officers was reviewed and determined.

2014 Performance Assessment for Determination of Incentive Compensation under the Compensation Policy

The compensation committee assessed the 2014 performance of executive officers for purposes of the determination of the subjective components of cash incentive compensation earned with respect to fiscal year 2014 and equity-based incentive compensation granted during fiscal year 2015 based on the attainment of the foregoing goals and objectives and the performance-related factors that it considered to be relevant.

Among other relevant considerations, the compensation committee considered the following achievements by the Partnership and the executive officers during 2014:

●	Paid distributions per unit of $0.595, $0.61, $0.61, and $0.61 attributable to the first, second, third and fourth quarters of 2014, respectively, with a coverage ratio of 0.84 times for the year;

●	Acquired $535 million of properties in 7 transactions;

●	Generated EBITDA of $278.2 million;

●

Obtained first-time access to the preferred equity market with two offerings, one in April and one in June, for combined gross proceeds of $237.5 million, issued $300 million in a reopener of our 6.625% Senior Notes due 2021, increased our borrowing base to a record $950 million and closed our largest equity offering in our history in October for gross proceeds of $315 million ending the year with 3.4 times total debt to EBITDA; and

●	Experienced zero lost-time accidents.

Primarily based on these achievements, the compensation committee awarded to Mr. C. Brown 115% of the target subjective component of the cash bonus and 175% of the target subjective component of equity-based incentive compensation and recommended to the Board that the executive officers other than Mr. C. Brown be awarded as follows: 115% for Mr. Westcott, 110% for Mr. McGraw and 105% for Messrs. Horne and LeRoy of the subjective component of the cash bonus; and 175% for Messrs. Westcott, Horne, McGraw and LeRoy of the subjective component of equity-based incentive compensation of the target individual levels set forth in subsequent sections. The Board approved such awards.

2013 Performance Goals and Objectives

For the 2013 performance year, the operational and financial goals and objectives were as follows:

●	Grow cash distributions to $0.59 per unit attributable to the fourth quarter of 2013 with a coverage ratio of 1.14 times for the year after deducting estimated maintenance capital expenditures;

●	Acquire $200.0 million of producing properties at targeted cash flow metrics;

●	Generate $272.0 million of EBITDA with $90 million of total development capital expenditures;

●	Provide the capital needed to execute the business plan while maintaining a total debt to EBITDA ratio of around 3 times; and

●	Experience zero lost-time accidents.

These goals and objectives, as supplemented by more detailed supporting goals and objectives put forth by our named executive officers, provided a framework for the compensation committee to assess our 2012 performance. Relative weight is not assigned to any or all of these goals and objectives. Additionally, the various financial goals were based on various assumptions, with the understanding that our actual financial performance would be assessed based on factors considered relevant by the compensation committee at the time compensation for the named executive officers was reviewed and determined.

2013 Performance Assessment for Determination of Incentive Compensation under the Compensation Policy

The compensation committee assessed the 2013 performance of executive officers for purposes of the determination (as set forth in the Compensation Policy) of the subjective components of cash incentive compensation earned with respect to fiscal year 2013 and equity-based incentive compensation granted during fiscal year 2014 based on the attainment of the foregoing goals and objectives and the performance-related factors that it considered to be relevant.

Among other relevant considerations, the compensation committee considered the following achievements by the Partnership and the executive officers during 2013:

●

Paid distributions per unit of $0.575, $0.58, $0.585, and $0.59 attributable to the first, second, third and fourth quarters of 2013, respectively, with a coverage ratio of 1.12 times for the year after deducting $69.6 million of estimated maintenance capital expenditures in 2013;

●

Acquired $105.1 million of producing properties in 14 individually immaterial acquisition transactions at better than targeted cash flow metrics and also acquired $3.3 million of undeveloped prospective acreage in the Permian Basin, after closing its $502.6 million acquisition from Concho Resources Inc. in December 2012, the largest acquisition in the Partnership’s history;

●	Generated EBITDA of $272.7 million with $94.0 million of total development capital expenditures, as Legacy successfully integrated its December 2012 acquisition from Concho Resources Inc.;

●

Closed a $250 million offering of 6.625% senior notes due 2021 that closed in May 2013, maintained a borrowing base of $800 million as redetermined during October 2013, and ended the year with a debt to 2013 EBITDA ratio of approximately 3.3 times; and

●	Experienced zero lost-time accidents.

Primarily based on these achievements, the compensation committee awarded to Mr. C. Brown 115% of the target subjective component of the cash bonus and 150% of the target subjective component of equity-based incentive compensation and recommended to the Board that the executive officers other than Mr. C. Brown be awarded as follows: 150% for Mr. Westcott, 100% for Mr. Horne, 90% for Mr. LeRoy and 85% for Mr. McGraw of the subjective component of the cash bonus; and 175% for Mr. Westcott, 150% for Mr. Horne and 140% for Messrs. McGraw and LeRoy of the subjective component of equity-based incentive compensation of the target individual levels set forth in subsequent sections. The Board approved such awards.

Base Salaries

Overview

We pay base salary to attract talented executives and provide a fixed base of cash compensation. The compensation committee determines and approves the Chief Executive Officer’s compensation including salary based on a review of the Chief Executive Officer’s performance in light of established corporate goals and objectives. The compensation committee, with the assistance of the compensation committee consultant and input of the Chief Executive Officer, also makes recommendations to the Board of Directors as a whole with respect to the compensation, including base salary, to be paid to the other executive officers of our general partner.

It is the intent of the compensation committee to have the base salaries of our named executive officers reviewed on an annual basis as well as at the time of a promotion or other material change in responsibilities.

2014 Base Salary Determinations

Effective March 1, 2014, base salaries were increased to the following: Mr. C. Brown: $550,000; Mr. Westcott: $350,000; Mr. Horne: $380,000; Mr. McGraw: $360,000; and Mr. LeRoy: $260,000.

2015 Base Salary Determinations

Effective March 1, 2015, base salaries were set at the following: Mr. Horne: $550,000; Mr. Westcott: $380,000; Mr. Hammond: $380,000; Mr. McGraw: $360,000; and Mr. LeRoy: $260,000. Effective March 1, 2015, Mr. C. Brown is no longer an executive officer.

Although Mr. Horne’s base salary was originally determined by the compensation committee to be $560,000, upon Mr. Horne’s recommendation in light of the Board of Directors decision to hold the base salary of other executive officers, with the exception of Mr. Westcott, flat with their respective 2014 base salaries, the compensation committee revised Mr. Horne’s base salary to $550,000. Mr. Horne’s 2015 base salary is now identical to the base salary of Mr. C. Brown in 2014 as President and Chief Executive Officer. The compensation committee determined that Mr. Westcott’s base salary was significantly below market when compared to the base salaries of Chief Financial Officers at comparable exploration and production companies and publicly traded limited partnerships

Cash Incentive Compensation (Cash Bonus) under the Compensation Policy

Overview

As a component of total compensation, the compensation committee chooses to pay annual incentives to drive the achievement of key results and to recognize individuals based on their contributions to those results. The compensation committee recognizes that short-term results contribute to achieving long-term goals. The amount of annual incentives is based upon our results and the achievement of operational and financial goals and objectives. The range and target amounts are recommended to the compensation committee by our Chief Executive Officer.

In determining cash incentive awards earned during a fiscal year, a subjective evaluation of the individual officer and Partnership performance (subjective criteria) for the fiscal year such awards are to be earned and our results and the achievement of operational and financial goals and objectives during such fiscal year (objective criteria) are considered.

The objective and subjective components of the cash incentive compensation each comprise 50% of the target bonus available expressed as a percentage of annual salary for each executive officer, as set forth in the following table for fiscal year 2014.

		Target Cash Bonus as
		a Percentage of 2014 Annual Salary
Named Executive Officer	Title	Subjective	Objective	Total
Cary D. Brown	Chairman of the Board, President and	55%	55%	110%
	Chief Executive Officer (1)
James Daniel Westcott	Executive Vice President and Chief	40%	40%	80%
	Financial Officer
Paul T. Horne	Director, Executive Vice President and Chief	40%	40%	80%
	Operating Officer (2)
Kyle A. McGraw	Director, Executive Vice President	40%	40%	80%
	and Chief Development Officer
Dan G. LeRoy	Vice President, General Counsel and	25%	25%	50%
	Secretary

____________________

(1)	Effective March 1, 2015, Mr. C. Brown resigned from his positions as President and Chief Executive Officer of our general partner.

(2)	On December 3, 2014, the Board of Directors appointed Mr. Horne as a Director. Effective March 1, 2015, Mr. Horne was appointed President and Chief Executive Officer of our general partner.

Objective Component of Cash Bonus

The objective component (up to 50% of the annual target cash incentive compensation) is based on two measures of equal weight:

●	EBITDA (which is defined to mean Adjusted EBITDA as defined in our 2014 Form 10-K); and
●	Growth in cash distributions per unit.

The percentage levels that may be earned each year are based on the ranges of performance levels with respect to each target as set forth in the following table, as determined by straight-line interpolation. Our executive officers will not receive a cash bonus under this objective component unless the Partnership maintains its cash distribution per unit or achieves EBITDA that is at least 85% of the target EBITDA for the year.

Performance Measure	Weight	Performance Level/Percent Earned
EBITDA	50%	< 85% of Target	85% of Target	100% of Target	115% of Target
		0%	50%	100%	150%
Growth in Cash Distributions	50%	< 0% Growth	0% Growth	7.5% Growth	15% Growth
Per Unit		0%	50%	100%	150%

These objective measures are intended to align the cash incentive compensation of each executive officer with unitholder return by rewarding performance that maintains or grows distributions and achieves the EBITDA target. The respective target levels of EBITDA and growth in cash distributions per unit, respectively, for purposes of the annual cash bonus determination only, will be set by the compensation committee at the beginning of each year after considering management’s recommendation.

During 2014, the Partnership achieved EBITDA of $278.2 million, or 97.4% of the $285.7 million target EBITDA, resulting in a Percentage Earned (pursuant to the table above) of 91.2% (weighted at 50% or 45.6%) and distribution growth in 2014 was 3.4% resulting in a Percentage Earned of 72.6% (weighted at 50% or 36.3%), resulting in bonus amounts at 81.92% of the Objective Factor (as set forth in the table below).

Subjective Cash Award

Each executive officer was awarded the cash bonuses in the amounts determined by the percentage of target levels available, as set forth under “% of Subjective Factor Earned” in the table below, and the potential target level of the subjective component of cash incentive compensation for 2014 (the “Subjective Factor” as set forth below). Under the Compensation Policy, the compensation committee and Board of Directors have the discretion to award up to 150% of the subjective target cash bonus.

Based on Legacy’s and the individual executive officers’ accomplishments and performances as set forth above, under the caption “—2014 Performance Assessment,” the Board, based on the compensation committee’s recommendation, set the subjective portion of the cash bonus as shown in the following table.

The chart below illustrates the cash incentive award earned during 2014 for each named executive officer in accordance with the performance level/percentage earned calculation set forth in the Compensation Policy:

		Subjective			Objective
			% of			% of
			Subjective			Objective	Cash
	2014	Subjective	Factor	Bonus	Objective	Factor	Incentive	Total Cash
Named Executive Officer	Salary	Factor	Earned	Amount	Factor	Earned	Amount(a)	Incentive
Cary D. Brown	$550,000	55%	115%	$347,875	55%	81.92%	$247,808	$595,683
James Daniel Westcott	$350,000	40%	115%	$161,000	40%	81.92%	$114,688	$275,688
Paul T. Horne	$380,000	40%	105%	$159,600	40%	81.92%	$124,518	$284,118
Kyle A. McGraw	$360,000	40%	110%	$158,400	40%	81.92%	$117,965	$276,365
Dan G. LeRoy	$260,000	25%	105%	$68,250	25%	81.92%	$53,248	$121,498
____________________

(a)	The amounts are determined by using a weighted earned percentage of 81.92% of the Objective Factor as determined in accordance with the formula set forth in the Compensation Policy. See “Cash Incentive Compensation (Cash Bonus) — Objective Component of Cash Bonus” above.

Equity-Based Incentive Compensation - Overview

We provide performance-based equity-based incentive compensation opportunities to our executive officers as part of the compensation program because we believe that this element of compensation ties the interests of our executive officers directly to the interests of our unitholders. We also believe that equity-based incentive compensation serves as an important attraction and retention tool.

More specifically, the equity-based incentive compensation program adopted by the Board of Directors and compensation committee of our general partner is designed to reward our named executive officers for their long-term performance by aligning grants of phantom units with associated DERs with the growth of distributions to unitholders.

We consider equity-based incentive compensation to be an important element of our compensation program for named executive officers. We believe meaningful equity participation by each named executive officer to be a strong motivating factor that will result in significant increases in value and in growth. This belief is reflected in the aggregate awards of phantom units that have been made to named executive officers that did not already have a significant interest in our units. Our award structure for long-term equity-based incentives employs a mix of subjective and objective measures as set forth below.

Equity-Based Incentive Compensation under the Compensation Policy

Subjective or Service-Based Component. The subjective or service-based component is determined by a subjective evaluation of prior fiscal year performance and, with respect to each executive officer, may be awarded up to 200% of the specified percentage of annual salary as set forth in the tables below. Once granted, the only condition to vesting will be that the executive officer remain in the service of the Partnership until the end of the respective 3-year cliff vesting period. The vesting of service-based equity-based awards including associated DERs, once granted, is not subject to the attainment of any performance criteria.

Objective or Performance-Based Component under the Compensation Policy. The objective component is granted each year at 200% of the targeted percentage listed in the table below, but the amount vested at the end of the three-year period is determined on the vesting date in accordance with an objective performance-related formula (as set forth under “Calculation of Vesting of Objective Component of Equity-Based Compensation under the Compensation Policy” below) based on the objective average annual total unitholder return and our total unitholder return each year compared to the total unitholder returns of a group of our peers as well as the total unitholder returns of a broader group of MLPs achieved during the cumulative three-year measurement period prior to the vesting date. If none or only a portion of phantom units vest as a result of target levels not being met, the unvested portion of phantom units will be forfeited.

All equity-based incentive compensation awards are phantom units, with associated DERs, up to 200% of the specified percentage of annual salary as set forth in the following table.

		Target Value of Phantom Units as
		a Percentage of 2014 Annual Salary
Named Executive Officer	Title	Subjective	Objective	Total
Cary D. Brown	Chairman of the Board,	195%	130%	325%
	President and Chief Executive
	Officer (1)
James Daniel Westcott	Executive Vice President and	120%	80%	200%
	Chief Financial Officer
Paul T. Horne	Director, Executive Vice President and	120%	80%	200%
	Chief Operating Officer (2)
Kyle A. McGraw	Director, Executive Vice	105%	70%	175%
	President and Chief
	Development Officer
Dan G. LeRoy	Vice President, General	45%	30%	75%
	Counsel and Secretary
____________________

(1)	Effective March 1, 2015, Mr. C. Brown resigned from his positions as President and Chief Executive Officer of our general partner.

(2)	On December 3, 2014, the Board of Directors appointed Mr. Horne as a Director. Effective March 1, 2015, Mr. Horne was appointed President and Chief Executive Officer of our general partner.

A phantom unit is a notional unit that entitles the holder upon vesting to receive the same number of Partnership units. Under the Compensation Policy, the number of phantom units granted was determined by dividing the dollar amount of the intended grant value by the average closing price of Partnership units over the 20 trading days ended the last trading day prior to January 1st in the year of the grant. All phantom unit grants cliff vest on the third anniversary of the initial grant date or such date as determined by the compensation committee.

Calculation of Vesting of Objective Component of Equity-Based Compensation under the Compensation Policy

The objective-based phantom units granted at 200% of the target level each year are subject to a three-year measurement and vesting period. At the three-year vesting date of the objective or performance-based component of equity-based compensation, the number of phantom units to vest is determined based on the following three-step process, with the total vested amount to be determined by adding the values arrived at in Step 1 and Step 2.

Step 1: 50% of the performance-based award will be a function of the average annual Total Unitholder Return for the Partnership (“Legacy TUR”) and the percentile rank of the Legacy TUR among the Total Unitholder Return (“TUR”) for such upstream master limited partnership (“MLP”) peer companies as determined by the compensation committee (such peer companies, the “Peer Group”). The average annual Legacy TUR or the average annual TUR for any entity in the Peer Group for any performance period means the percentage increase in the value of a $100 investment in a unit or common unit purchased at the average closing price of such a unit or common unit over the 20 trading days prior to January 1 of the year with respect to which the grant is made, assuming such investment is liquidated on the January 1 immediately prior to the vesting date, at a price that is the average price of the unit or common unit over the 20 trading days prior to the liquidation, plus any cash distributions paid in the three-year period from the grant date to the vesting date. The following matrix will be used to determine the Legacy TUR vs. Peer Group TUR portion of the award. The total value to vest is the sum of the results derived from each of the two grids shown below.

> = 90th %ile	0%	125%	150%	175%	200%
75th %ile	0%	100%	125%	150%	175%
50th %ile	0%	75%	100%	125%	150%
25th %ile	0%	50%	75%	100%	125%
< = 10th %ile	0%	25%	50%	75%	100%

	< =0%	8%	12%	20%	> = 25%
	Average Annual Legacy TUR

____________________

*	For the 2014 performance period, the Peer Group consisted of Atlas Resource Partners, L.P.; Breitburn Energy Partners L.P.; Eagle Rock Energy Partners, L.P.; EV Energy Partners, L.P.; Linn Energy, LLC; LRR Energy, L.P.; Memorial Production Partners LP; Mid-Con Energy Partners, LP; and Vanguard Natural Resources, LLC. If any company in the Peer Group ceases to be publicly traded during any performance period, the compensation committee will adjust the composition of the Peer Group as it deems appropriate.

To determine the performance-based awards earned for this Legacy TUR vs. Peer Group component, the percentage determined in accordance with the performance grid (using straight-line interpolation between the percentages given above) is multiplied by 50% and multiplied by the target number of phantom units available for vesting.

Step 2: 50% of the performance-based award will be a function of the Legacy TUR and the percentile rank of the Partnership among a group of MLPs included in the Alerian MLP Index (such group of MLPs as determined by the compensation committee, excluding publicly traded general partners of MLPs and shipping companies) (the “Adjusted Alerian Index”) based on such entities’ average annual TUR. The following matrix will be used to determine the Legacy TUR vs. Adjusted Alerian Index portion of the award.

> = 90th %ile	0%	125%	150%	175%	200%
75th %ile	0%	100%	125%	150%	175%
50th %ile	0%	75%	100%	125%	150%
25th %ile	0%	50%	75%	100%	125%
< = 10th %ile	0%	25%	50%	75%	100%

	< = 0%	8%	12%	20%	> = 25%
			Legacy TUR
____________________

**	“Adjusted Alerian Index” means a subset of companies included in the Alerian MLP Index as determined by the compensation committee and excludes publicly traded general partners of MLPs and shipping companies, as of the beginning of each fiscal year. The calculation of the Adjusted Alerian Index along with calculation of percentile results and the Legacy TUR percentile ranking is subject to third-party review.

To determine the performance-based awards earned on this Legacy TUR vs. Adjusted Alerian Index component, the percentage earned in accordance with the above matrix (using straight-line interpolation between the percentages set forth in the matrix) is multiplied by 50% and multiplied by the target number of phantom units available for vesting.

Step 3: The respective award values arrived at by performing the calculations set forth in Step 1 and Step 2 above will be added to determine the total vested portion of the performance-based equity award with respect to a particular three-year performance period.

2015 Adjustments to the Compensation Policy

On February 10, 2015, the target cash bonus percentages for Messrs. Westcott and LeRoy have been increased to 90% (45% subjective; 45% objective) and 60% (30% subjective; 30% objective) of base salary, respectively. The target value of phantom units for Messrs. Westcott and LeRoy have been increased to 250% (150% subjective; 100% objective) and 80% (48% subjective; 32% objective) of base salary, respectively. These target percentages, as well as those of the other named executive officers, are subject to change by the compensation committee in accordance with the Compensation Policy.

2015 Phantom Unit Grants under the Compensation Policy

On February 10, 2015, in accordance with the Compensation Policy, the compensation committee approved the following phantom unit awards and associated DERs for Mr. C. Brown. With respect to the remaining named executive officers, the compensation committee recommended the following phantom unit awards and associated DERs to the Board and the Board, on February 24, 2015, approved such awards:

	2015 Phantom Unit Grants (and associated DERs)
		Subjective Grant			Objective Performance-
		(Based on 2014 Performance)			Based Grant
						Maximum
		Subjective	Subjective	Phantom	Objective	Phantom
Named Executive Officer	2014 Salary	Factor(a)	Award	Units(b)	Factor(a)	Units(c)
Cary D. Brown	$550,000	195%	175%	143,822	130%	109,578
James Daniel Westcott	$350,000	120%	175%	56,322	80%	42,912
Paul T. Horne	$380,000	120%	175%	61,149	80%	46,590
Kyle A. McGraw	$360,000	105%	175%	50,690	70%	38,620
Dan G. LeRoy	$260,000	45%	175%	15,690	30%	11,954
____________________

(a)	Represents percentage of 2014 salary effective March 1, 2014.

(b)	Based on the 20-day average closing price of Partnership units prior to January 1, 2015, or $13.05. Subjective grant phantom units vest on February 18, 2018. These phantom units are service-based and are not subject to any performance criteria.

(c)	Based on the 20-day average closing price of Partnership units prior to January 1, 2015, or $13.05. Represents maximum number of phantom units available to vest on February 18, 2018, pending attainment of specified performance criteria. Unvested phantom units and associated DERs will be forfeited.

Subjective or Service-Based Component. Based upon the rationale set forth in “—2014 Performance Assessment” above, the potential subjective component of equity-based incentive compensation with respect to 2014 was awarded to each executive officer as follows: 175% for Messrs. C. Brown, Westcott, Horne, McGraw and LeRoy. The number of subjective phantom units granted are based on the 20-day trading average prior to January 1, 2015, or $13.05. The only condition to vesting will be that the award recipient remains in the service of the Partnership until the end of the respective vesting period. The vesting of service-based equity-based awards, once granted, is not subject to the attainment of any performance criteria.

Objective Equity Compensation. The number of phantom units for the objective component of equity-based incentive compensation was granted as prescribed by the Compensation Policy at the maximum level, in an amount based on the average closing price of Partnership units for the 20 trading day period ended the last trading day prior to January 1, 2015, or $13.05. As set forth in the Compensation Policy, the objective or performance-based component is granted each year at the maximum percentage listed in the table above but the amount vested at the end of the three-year vesting period will be determined in accordance with a formula based on the objective total unitholder return measures achieved during the three-year period prior to the applicable vesting date. If none or only a portion of phantom units vest as a result of target levels not being met, such number of phantom units will be forfeited.

2014 Phantom Unit Grants under the Compensation Policy

On March 6, 2014, in accordance with the Compensation Policy, the compensation committee approved the following phantom unit awards and associated DERs for Mr. C. Brown, and, with respect to the remaining named executive officers, recommended the following phantom unit awards and associated DERs to the Board and the Board, on March 6, 2014, approved such awards:

		2014 Phantom Unit Grants (and associated DERs)
		Subjective Grant			Objective Performance-
		(Based on 2013 Performance)			Based Grant
						Maximum
		Subjective	Subjective	Phantom	Objective	Phantom
Named Executive Officer	2013 Salary	Factor(a)	Award	Units(b)	Factor(a)	Units(c)
Cary D. Brown	$490,000	175%	150%	47,170	115%	41,330
James Daniel Westcott	$300,000	105%	175%	20,216	70%	15,402
Paul T. Horne	$350,000	105%	150%	20,216	70%	17,970
Kyle A. McGraw	$350,000	105%	140%	18,868	70%	17,970
Dan G. LeRoy	$250,000	45%	140%	5,776	30%	5,500
____________________

(a)	Represents percentage of 2013 salary effective March 1, 2013.

(b)	Based on the 20-day average closing price of Partnership units ended on the last trading day prior to January 1, 2014, or $27.27. Subjective grant phantom units vest on February 18, 2017. These phantom units are service-based and are not subject to any performance criteria.

(c)	Based on the 20-day average closing price of Partnership units prior to January 1, 2014, or $27.27. Represents maximum number of phantom units available to vest on February 18, 2017, pending attainment of specified performance criteria. Unvested phantom units and associated DERs will be forfeited.

2015 Objective Phantom Unit Vesting

In accordance with the calculation of the objective component of equity compensation as set forth in the 2010 Compensation Policy, the second tranche of phantom units granted to each executive officer on March 7, 2013 and the third tranche of phantom units granted to each executive officer on February 1 and 2, 2012 vested on February 18, 2015 in the amounts set forth below. No phantom units granted under the equity-based incentive compensation portion of the Compensation Policy will vest in 2015 as such grants are subject to a three-year cliff vesting and measurement period.

The Performance Factor is determined based on the Partnership’s performance during 2014 as measured by the Partnership’s TUR, the Partnership’s TUR compared to the TUR of an index of other MLPs, and the Partnership’s TUR ranking among its peer group.

	Objective Grant
	Maximum
	Phantom Units
	Subject to	Performance
Executive Officer	Vesting(1)	Factor(2)	Phantom Units Vested
Cary D. Brown	17,870	0.00%	0
James Daniel Westcott	3,508	0.00%	0
Paul T. Horne	7,428	0.00%	0
Kyle A. McGraw	6,778	0.00%	0
Dan G. LeRoy	1,467	0.00%	0
____________________

(1)	Represents one-third of the total phantom units granted to each executive officer on March 7, 2013 and one-third of total phantom units granted to each executive officer on February 1 and 2, 2012, each grant pursuant to the objective component of the 2010 Compensation Policy. No phantom units granted pursuant to the Compensation Policy are eligible for vesting in 2015.

(2)	Based on the Partnership’s TUR for 2014 of (43.3%), Legacy ranks in the 44.4 percentile among its Peer Group (as defined in the 2010 Compensation Policy) in TUR and in the 7.3 percentile rank among the Adjusted Alerian MLP Index (as defined in the 2010 Compensation Policy) in TUR.

Amended and Restated Legacy Reserves LP Long-Term Incentive Plan (LTIP)

Long-term incentive compensation awards are administered through our LTIP adopted in March 2006 and amended and restated on August 17, 2007, and if approved by the unitholders at the 2015 Annual Meeting, amended on May 13, 2015. The plan is administered by the compensation committee and permits the grant of awards resulting in the issuance of an aggregate of 2,000,000 units (of which 106,773 remain available for grant, as of March 1, 2015). If the Amendment is approved, the grant of awards resulting in the issuance of an aggregate of 3,000,000 additional units will be permitted. Employees, consultants and directors of our general partner and its affiliates who perform services for us are eligible to receive awards under the LTIP (“Eligible Persons”).

As of March 1, 2015, grants of awards that could result in the issuance of units, net of forfeitures, covering 1,820,306 units have been made, including 561,850 restricted units, 266,014 unit options, 862,064 phantom units and 130,378 units primarily issued to directors. We selected these types of awards because of the expectation by most of our employees as well as our directors that part of their compensation would be derived from the growth in value of Partnership units.

Our Board of Directors, or its compensation committee, in its discretion may terminate, suspend or discontinue the LTIP at any time with respect to any award that has not yet been granted. Our Board of Directors, or its compensation committee, also has the right to alter or amend the LTIP or any part of the plan from time to time, including increasing the number of units that may be granted, subject to unitholder approval as required by the exchange upon which the units are listed at that time. However, no change in any outstanding grant may be made that would materially impair the rights of the participant without the consent of the participant.

Unit Grants

The LTIP permits the grant of units. A unit grant is a grant of units that vests immediately upon issuance. In 2013 and 2014, the only unit grants were made to non-employee directors.

Restricted Units and Phantom Units

A restricted unit is a unit that is subject to forfeiture prior to the vesting of the award. A phantom unit is a notional unit that entitles the grantee to receive a unit or, in the discretion of our Board of Directors or its compensation committee, cash equal to market value of a unit upon the vesting of the phantom unit. The compensation committee may make grants under the LTIP of restricted units and phantom units to employees, consultants and directors containing such terms, consistent with the LTIP, as the compensation committee shall determine. The compensation committee will determine the period over which the restricted units and phantom units granted to employees, consultants and directors will vest. The compensation committee may base vesting upon the achievement of specified financial objectives or on the grantee’s completion of a period of service. In addition, the restricted units and phantom units will vest upon a change of control of the Partnership or our general partner, unless provided otherwise by the compensation committee in the award agreement. All restricted unit and phantom unit grants to our executive officers and employees provide for at least one year vesting periods with some providing for three and five year vesting. All 2014 phantom unit grants to executive officers have three year vesting.

If the grantee’s employment, service relationship or membership on the Board of Directors terminates for any reason, the grantee’s unvested restricted units and phantom units will be automatically forfeited unless, and to the extent, the compensation committee provides otherwise in the award agreement or waives (in whole or in part) any such forfeiture. Units to be delivered in connection with the grant of restricted units or upon the vesting of phantom units settled in units may be units acquired by us on the open market, or from any other person, or we may issue new units, or any combination of the foregoing. Our general partner is entitled to reimbursement by us for the cost it incurs in acquiring units. Thus, the cost of the restricted units and the delivery of units upon the vesting of phantom units will be borne by us. If we issue new units in connection with the grant of restricted units or upon vesting of the phantom units settled in units, the total number of units outstanding will increase. The compensation committee, in its discretion, may provide for tandem distribution rights with respect to restricted units and grant tandem distribution equivalent rights (“DERs”) with respect to phantom units that entitle the holder to receive cash equal to any cash distributions made on units prior to the vesting of a restricted or phantom unit. On phantom units, any such cash distributions will accumulate and accrue based on the assumed 100% vesting of any such phantom units but will not be payable until such vesting occurs. The actual amounts payable pursuant to such tandem DERs will be based solely on the number of underlying restricted or phantom units that actually vest. Holders of unvested restricted units are entitled to receive cash payments equal to any cash distribution payable at the time any cash distribution is paid to unitholders regardless of whether vesting has occurred.

Unit Options and Unit Appreciation Rights (“UARs”)

The LTIP permits the grant of options covering units and the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess may be paid in units, cash, or a combination thereof, as determined by the compensation committee in its discretion. The compensation committee will be able to make grants of unit options and unit appreciation rights under the plan to employees, consultants and directors containing such terms as the committee shall determine consistent with the plan. Unit options and unit appreciation rights may not have an exercise price that is less than the fair market value of the units on the date of grant. In general, unit options and unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit options and unit appreciation rights will become exercisable upon a change in control of the Partnership or our general partner, unless provided otherwise by the committee in the award agreement. The compensation committee, in its discretion may grant tandem DERs with respect to unit options and unit appreciation rights.

Upon exercise of a unit option (or a unit appreciation right settled in units), we will acquire units on the open market or from any other person or we may issue new units, or any combination of the foregoing. If we issue new units upon exercise of the unit options (or a unit appreciation right settled in units), the total number of units outstanding will increase, and we will receive the proceeds from an optionee’s exercise of a unit option. The availability of unit options and unit appreciation rights is intended to furnish additional compensation to employees, consultants and directors and to align their economic interests with those of unitholders.

Currently, we only settle UARs in cash and not in units and therefore such UARs are not taken into consideration in calculating the number of units available for issuance under the LTIP.

Unit Option Practices

Although our LTIP permits us to award options under a variety of circumstances, we have not granted unit options since early 2007 and do not anticipate granting any further unit options. We have not back-dated any option awards. The option grants we have made to date had an exercise price that corresponded with the offering price to purchasers of our units in a private offering we conducted in March 2006, the price at which our units traded on the Portal Market, the price to the public of our units in our January 2007 initial public offering, or the market value of our units at the close of trading on the date of the grant. Any option grants we may make in the future will have an exercise price equal to the market value of our units at the close of trading on the date of the grant. We have chosen to replace the use of unit options in the future with unit appreciation rights to reduce the administrative costs associated with unit options.

Perquisites and Other Personal Benefits

We maintain a 401(k) plan. The plan permits eligible full-time employees, including named executive officers, to make voluntary, pre-tax contributions to the plan up to a specified percentage of compensation, subject to applicable tax limitations. We may make a discretionary matching contribution to the plan for each eligible employee equal to 6.0% of an employee’s annual compensation not in excess of $250,000 for 2012, $255,000 for 2013 and $260,000 for 2014, subject to applicable tax limitations. Effective January 1, 2015, we amended the discretionary matching contribution to 8.0% of an employee’s annual compensation, subject to the limitations described in the previous sentence. Eligible employees who elect to participate in the plan are generally vested in any matching contribution after commencement of employment with the company. The plan is intended to be qualified under Section 401(a) of the Internal Revenue Code so that contributions to the plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the plan, and so that contributions, if any, will be deductible when made.

We maintain an employee benefit plan that provides our employees with the opportunity to enroll in our health, dental and life insurance plans. We pay all of our employees’ health and life insurance premiums. Our dental plan requires the employee to pay a portion of the premium, and we pay the remainder. We provide these benefits so that we will remain competitive in the employment market and offer the benefits to all employees on the same basis.

Unit Ownership Guidelines

On November 19, 2013, the nominating, governance and conflicts committee recommended and the Board of Directors approved a policy of unit ownership by executive officers and directors. Target ownership, which is based on market values, is in excess of the following thresholds: 5 times annual cash retainers for directors, 6 times base salary for the Chief Executive Officer, and 3 times base salary for all other executive officers. To accumulate this target ownership, executive officers and directors are not required to purchase units in the open market, but are generally required to retain at least 50% of each vesting of units or grant of unrestricted units, net of reductions for taxes due, until such target ownership is achieved.

As of December 31, 2014, our named executive officers as a group beneficially owned 5,257,136 units. Our named executive officers beneficially own approximately 7.6% of our 69,165,367 issued and outstanding units.

COMPENSATION COMMITTEE REPORT

The compensation committee of the board of directors of Legacy Reserves GP, LLC held 5 meetings during fiscal year 2014. The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based upon such review, the related discussions and such other matters deemed relevant and appropriate by the compensation committee, the compensation committee has recommended to the board of directors of Legacy Reserves GP, LLC that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the compensation committee of the board of directors of Legacy Reserves GP, LLC:

Kyle D. Vann (Chairman)
William R. Granberry
William D. Sullivan

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the aggregate compensation awarded to, earned by or paid to our named executive officers for the fiscal year ended December 31, 2014, 2013 and 2012.

				Unit	Option	All Other
		Salary	Bonus	Awards	Awards	Compensation		Total
Name and Principal Position	Year	($)(a)	($)	($)(b)	($)	($)		($)
Cary D. Brown (h)	2014	$540,000	$595,683	$2,119,875	$—	$167,260	(c)	$3,422,818
Chairman of the Board,	2013	$483,333	$544,740	$804,765	$—	$77,511	(c)	$1,910,349
President and Chief	2012	$441,803	$431,174	$625,110	$—	$63,398	(c)	$1,561,485
Executive Officer
James Daniel Westcott (i)	2014	$341,667	$275,688	$861,208	$—	$201,416	(d)	$1,679,979
Executive Vice President	2013	$295,833	$284,556	$268,248	$—	$198,315	(d)	$1,046,952
and Chief Financial	2012	$74,385	$209,564	$2,338,470	$—	$45,765	(d)	$2,668,184
Officer
Kyle A. McGraw	2014	$358,333	$276,365	$877,395	$—	$68,523	(e)	$1,580,616
Director, Executive Vice	2013	$341,667	$240,982	$341,415	$—	$36,843	(e)	$960,907
President and Chief	2012	$292,131	$182,892	$197,026	$—	$32,103	(e)	$704,152
Development
Officer
Paul T. Horne (j)	2014	$375,000	$284,118	$913,791	$—	$79,032	(f)	$1,651,941
Director, Executive Vice	2013	$341,667	$261,982	$341,415	$—	$42,840	(f)	$987,904
President and Chief	2012	$294,918	$176,892	$252,383	$—	$36,840	(f)	$761,033
Operating Officer
Dan G. LeRoy (k)	2014	$258,333	$121,498	$268,572	$—	$36,278	(g)	$684,681
Vice President, General	2013	$246,667	$88,565	$112,181	$—	$36,070	(g)	$483,483
Counsel and Secretary	2012	$153,962	$101,713	$354,200	$—	$25,375	(g)	$635,250
____________________

(a)	For Messrs. C. Brown, Westcott, McGraw, Horne and LeRoy, annual salary increases (where applicable) for 2014, 2013 and 2012 became effective on March 1, 2014, March 1, 2013 and March 1, 2012, respectively. The 2012 salaries for Messrs. Westcott and LeRoy became effective on their first days of employment, which were September 24, 2012 and May 1, 2012, respectively.

(b)	Phantom units were granted to officers on March 3, 2014, March 7, 2013, February 1 and 2, 2012. The amount shown reflects the grant date fair value of these awards based upon the Financial Accounting Standards board’s authoritative guidance relating to stock compensation. The assumptions used in calculating these amounts are incorporated by reference to Note 13 –“Unit Based Compensation” to the financial statements in our annual report on Form 10-K filed with the SEC on February 27, 2015. In the prior years’ Summary Compensation Table, based on then prevailing rules, the value of these awards reflected the grant date fair value of the amounts expensed each year, for financial reporting purposes. On December 16, 2009, the SEC adopted a final rule that requires reporting all stock and option awards granted during the fiscal year at the full grant date fair value. The value for each of the three years in this Summary Compensation Table reflects the full grant date fair value. Assuming all performance and service conditions are met at the maximum possible level, the grant date fair value of the unit awards granted in 2014 pursuant to the Compensation Policy for each named executive officer is as follows: Mr. C. Brown: $2,389,500; Mr. Westcott: $961,686; Mr. McGraw: $994,626; Mr. Horne: $1,031,022; and Mr. LeRoy: $304,452. This table also reflects the grant date fair values of 81,000 restricted units granted to Mr. Westcott on September 24, 2012; and 10,000 restricted units and 2,500 unrestricted units granted to Mr. LeRoy on May 9, 2012 in connection the hiring of Mr. Westcott and Mr. LeRoy.

(c)	Reflects for 2014: $15,600 of 401(k) employer matching contributions and $151,600 of unit distributions received by Mr. C. Brown on his phantom units. Reflects for 2013: $15,300 of 401(k) employer matching contributions and $62,211 of unit distributions received by Mr. C. Brown on his vested phantom units. Reflects for 2012: $15,000 of 401(k) employer matching contributions and $48,398 of unit distributions received by Mr. C. Brown on his vested phantom units.

(d)	Reflects for 2014: $15,600 of 401(k) employer matching contributions, $12,116 of unit distributions received by Mr. Westcott on his phantom units and $173,700 of unit distributions received by Mr. Westcott on his unvested restricted units. Reflects for 2013: $15,300 of 401(k) employer matching contributions and $183,015 of unit distributions received by Mr. Westcott on his unvested restricted units. Reflects for 2012: $45,765 of unit distributions received by Mr. Westcott on his unvested restricted units.

(e)	Reflects for 2014: $15,600 of 401(k) employer matching contributions and $52,923 of unit distributions received by Mr. McGraw on his phantom units. Reflects for 2013: $15,300 of 401(k) employer matching contributions and $21,543 of unit distributions received by Mr. McGraw on his vested phantom units. Reflects for 2012: $15,000 of 401(k) employer matching contributions and $17,103 of unit distributions received by Mr. McGraw on his vested phantom units.

(f)	Reflects for 2014: $15,600 of 401(k) employer matching contributions and $63,432 of unit distributions received by Mr. Horne on his phantom units. Reflects for 2013: $15,300 of 401(k) employer matching contributions and $27,540 of unit distributions received by Mr. Horne on his vested phantom units. Reflects for 2012: $15,000 of 401(k) employer matching contributions and $21,840 of unit distributions received by Mr. Horne on his vested phantom units.

(g)	Reflects for 2014: $15,600 of 401(k) employer matching contributions, $5,068 of unit distributions received by Mr. LeRoy on his phantom units and $15,610 of unit distributions received by Mr. LeRoy on his unvested restricted units. Reflects for 2013: $15,300 of 401(k) employer matching contributions and $20,770 of unit distributions received by Mr. LeRoy on his unvested restricted units. Reflects for 2012: $14,125 of 401(k) employer matching contributions and $11,250 of unit distributions received by Mr. LeRoy on his unvested restricted units.

(h)	Mr. C. Brown has resigned as President and Chief Executive Officer, effective March 1, 2015.

(i)	Mr. Westcott was appointed as Executive Vice President and Chief Financial Officer, effective September 24, 2012.

(j)	Mr. Horne was appointed as a Director on December 3, 2014 and as President and Chief Executive Officer effective as of March 1, 2015.

(k)	Mr. LeRoy was appointed as Vice President and General Counsel, effective May 1, 2012, and was also appointed as Secretary, effective May 9, 2012.

Grants of Plan-Based Awards for Fiscal Year 2014

The following table sets forth the payments that may be made under the Compensation Policy in our LTIP.

							All Other
							Option	Exercise
						All Other	Awards:	or Base
			Estimated Future Payouts			Unit	Number of	Price of	Grant Date
		Date	Under Equity Incentive Plan			Awards:	Securities	Option	Fair Value
	Grant	Action	Awards (in Units)			Number	Underlying	Awards	of Unit and
Name	Date(a)	Taken(b)	Threshold	Target	Maximum	of Units(c)	Options	($/Unit)	Option Awards
Cary D. Brown	03/03/14	03/03/14	—	20,665	41,330	47,170	$—	$—	$2,119,875
James Daniel Westcott	03/03/14	03/03/14	—	7,701	15,402	20,216	$—	$—	$861,208
Kyle A. McGraw	03/03/14	03/03/14	—	8,985	17,970	18,868	$—	$—	$877,395
Paul T. Horne	03/03/14	03/03/14	—	8,985	17,970	20,216	$—	$—	$913,791
Dan G. LeRoy	03/03/14	03/03/14	—	2,750	5,500	5,776	$—	$—	$268,572
____________________

(a)	Reflects grants made in fiscal year 2014.

(b)	Reflects the date on which the compensation committee or Board of Directors was deemed to take action in making a grant of phantom, restricted or other units.

(c)	Phantom units for Messrs. C. Brown, Westcott, McGraw, Horne and LeRoy vest on the third anniversary of their respective grant dates or other such date as determined by the compensation committee, and are payable in units. For 2014, the numbers granted reflects the subjective portion under the Compensation Policy.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table reflects all of the outstanding equity awards held by our named executive officers as of December 31, 2014.

	Equity Incentive Plan Awards
	Number of	Market Value of
	Unearned Units	Unearned Units
	That Have Not	That Have Not
	Vested	Vested
Name	(#)(a)(b)	($)(c)
Cary D. Brown	133,586	$1,526,888
James Daniel Westcott	113,878	$1,301,626
Kyle A. McGraw	54,731	$625,575
Paul T. Horne	57,080	$652,424
Dan G. LeRoy	21,985	$251,289
____________________

(a)	Includes 36,666 phantom units that were granted on February 1 and 2, 2012 and March 7, 2013 to Messrs. C. Brown, McGraw and Horne, as well as phantom units that were granted on March 7, 2013 to Messrs. Westcott and LeRoy, which vest annually in one-third increments, which began on the first anniversary of the grant date or other such date as determined by the compensation committee, over a three-year period. Also includes 112,246 phantom units that were granted on March 3, 2014 which vest on the third anniversary of the grant date or such other date as determined by the compensation committee. Further includes 61,476 phantom units that were granted to Messrs. C. Brown, McGraw and Horne, on February 1 and 2, 2012 and March 7, 2013, as well as phantom units that were granted on March 7, 2013 to Messrs. Westcott and LeRoy, which represent the maximum number of phantom units available to vest in one-third tranches over the three years following the grant, pending attainment of specified performance criteria. In accordance with such performance criteria, 87.72% of the first one-third tranche of the 2012 phantom unit grants vested on February 1, 2013, and 0% of the first one-third tranche of the 2013 phantom unit grants and the second one-third tranche of the 2012 phantom unit grants vested on February 18, 2014. Finally, includes 98,172 phantom units granted on March 3, 2014 which represent the maximum number of phantom units available to vest on the third anniversary of the grant date or such other date as determined by compensation committee. Unvested phantom units will be forfeited.

(b)	Includes 67,000 restricted units granted to Mr. Westcott on September 24, 2012, and 6,000 restricted units granted to Mr. LeRoy on May 9, 2012 in connection with the hiring of Mr. Westcott and Mr. LeRoy.

(c)	Reflects the value of phantom and restricted units based on the closing price of our units on the NASDAQ Global Select Market on December 31, 2014 of $11.43.

Employment Agreements

Through our wholly owned subsidiary Legacy Reserves Services, Inc., we have employment agreements with Messrs. Horne, Hammond, McGraw, Westcott and LeRoy. These agreements establish that the executive officers are employed by Legacy Reserves Services, Inc. The agreements with Messrs. Horne and McGraw became effective upon the completion of our private placement on March 15, 2006, and Mr. LeRoy’s employment agreement became effective May 1, 2012. Mr. Westcott’s employment agreement became effective September 24, 2012 Mr. Hammond’s employment agreement became effective March 1, 2015. Mr. C. Brown’s employment agreement was terminated March 1, 2015. All agreements are terminable either by the executive or by us at any time.

Base Salaries

2011-2012. On February 15, 2011, the compensation committee of our general partner approved an increased salary for Mr. C. Brown of $400,000 effective March 1, 2011. On February 18, 2011, upon the recommendation of the compensation committee, the Board of Directors approved the following increased salaries for each of our named executive officers effective March 1, 2011, as follows: Mr. Horne, $269,000 and Mr. McGraw, $252,000.

2012-2013. On February 1, 2012, the compensation committee of our general partner approved an increased salary for Mr. C. Brown of $425,000 effective March 1, 2012. On February 2, 2012, upon the recommendation of the compensation committee, the Board of Directors approved salaries for each of the other named executive officers effective March 1, 2012 as follows: Mr. Horne, $300,000 and Mr. McGraw, $280,000. On March 1, 2012, the Board appointed Micah C. Foster as Chief Accounting Officer effective April 1, 2012. Also, the compensation committee increased Mr. C. Brown’s salary to $450,000 effective March 1, 2012 and the Board of Directors, upon recommendation of the compensation committee, increased Mr. McGraw’s salary to $300,000 effective March 1, 2012. The Board appointed Mr. LeRoy as Vice President and General Counsel effective May 1, 2012, and also appointed him as Secretary effective May 9, 2012 with a base salary of $230,000. The Board appointed Mr. Westcott as Executive Vice President and Chief Financial Officer effective September 24, 2012 with a base salary of $275,000.

2013-2014. On March 7, 2013, the compensation committee of our general partner approved an increased salary for Mr. C. Brown of $490,000 effective March 1, 2013. On March 7, 2013, upon the recommendation of the compensation committee, the Board of Directors approved salaries for each of the other named executive officers effective March 1, 2013 as follows: Mr. Westcott, $300,000; Mr. Horne, $350,000; Mr. McGraw, $350,000; and Mr. LeRoy, $250,000.

2014-2015. On March 3, 2014, the compensation committee of our general partner approved an increased salary for Mr. C. Brown of $550,000 effective March 1, 2014. On March 3, 2014, upon the recommendation of the compensation committee, the Board of Directors approved salaries for each of the other named executive officers effective March 1, 2014 as follows: Mr. Westcott, $350,000; Mr. Horne, $380,000; Mr. McGraw, $360,000; and Mr. LeRoy, $260,000.

The employment agreements provide that each executive officer is entitled to participate in equity and non-equity incentive programs that we may establish from time to time and incentive compensation will be paid at the discretion of the Board of Directors. See “Compensation Discussion and Analysis — Components of Compensation — Named Executive Officer Compensation.”

Intellectual Property and Non-Compete Clauses

The employment agreements with each of our named executive officers require that the executive officer must promptly disclose and assign any individual rights that he may have in any intellectual property and business opportunities to us. For purposes of the employment agreements, intellectual property includes inventions, discoveries, processes, designs, methods, substances, articles, computer programs, or improvements and business opportunities include business ideas, prospects, proposals or other opportunities pertaining to the lease, acquisition, exploration, production, gathering or marketing of hydrocarbons and related products and the exploration potential of geographical areas on which hydrocarbon exploration prospects are located. Under the non-compete provisions of these agreements, the executive officers are prohibited from engaging or participating, with any person or entity, in any activity pertaining to the leasing, acquiring, exploring, producing, gathering or marketing of hydrocarbons during the term of the executive officer’s employment and the executive officer may not invest in any other such business unless prior approval is granted in writing by our Board of Directors. The non-compete provisions limit the executives’ right to engage in these activities for a period of 90 days after termination of employment in counties where we do business, 90 days in adjacent counties, and limit investment to $500,000 in publicly traded companies engaged in similar businesses for a period of one year after termination unless such competitive activity is approved in writing by a majority of the independent directors of our Board of Directors. The employment agreements also prohibit the executive officer from soliciting any of our employees or customers for two years following termination.

The employment agreements prohibit the executive officers from engaging in or participating in any publicly traded partnership or limited liability company or privately held company contemplating an initial public offering as a limited partnership or a limited liability company that is in direct competition with us for one year following the termination of employment.

The non-compete provisions contained in the employment agreements will not apply to investments by the executive officers made prior to the effective date of their respective employment agreements, provided that the investments were identified in the employment agreement. In addition, the non-compete provisions will not apply if we terminate the executive officer’s employment within one year following a change of control.

Severance and Change in Control Payments

Pursuant to the terms of the employment agreements as of December 31, 2014, we may have been obligated to make severance payments to our named executive officers following the termination of their employment. These benefits are described below under “—Benefits Payable Upon Termination or Change in Control.”

Prior to March 1, 2015, if any payments to which Messrs. Brown, Horne or McGraw were entitled became subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the Board would have provided for the payment of, or otherwise reimbursed the executive for the amount of the excise tax. These gross-up payments would have been in an amount such that, after payment by the executive officer of all taxes, including any income tax or excise tax imposed on the gross-up payments, the executive officer would have retained an amount equal to the payment before any excise tax would be imposed. The gross-up payments, if applicable, would have been in addition to any payments made below under “— Severance Benefits” or “— Change in Control Benefits.” Additionally, to the extent any payments to which any named executive officer is entitled is deemed to constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code, then we will have the discretion to adjust the terms of such payment or benefit as we deem necessary to comply with the requirements of Section 409A to avoid the imposition of any additional tax or other penalty or interest with respect to such payment or benefit under Section 409A. Effective March 1, 2015, we amended our employment agreements with Messrs. Horne and McGraw to terminate our obligation to make gross-up payments associated with any excise tax that could have been imposed by Section 4999 of the Internal Revenue Code. Upon completing such amendments, we will no longer be obligated to make any such payments to any named executive officer in the event that a named executive officer is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Mr. C. Brown’s employment agreement was terminated effective March 1, 2015. The employment agreements with our other officers do not include the gross-up provisions eliminated from Mr. Horne’s and Mr. McGraw’s employment agreements.

Benefits Payable Upon Termination or Change in Control

The following table presents, for each named executive officer, the potential post-employment payments and payments upon a change in control as of December 31, 2014. Set forth below the table is a description of certain post-employment arrangements with our named executive officers, including the severance benefits and change in control benefits to which they are entitled under their employment agreements.

		Before Change in	After Change in
		Control w/o	Control w/o
		Cause or for	Cause or for
Named Executive Officer	Benefit	Good Reason	Good Reason
Cary D. Brown (a)	Severance(b)	$1,100,000	$1,650,000
	Bonus(c)	$1,140,423	$1,710,635
	Benefits(d)	$44,160	$66,240
	Unit Options(e)	$—	$—
	Phantom Units(f)	$1,526,888	$1,526,888
	Estimated Tax Gross-Ups(g)(h)	$—	$—
James Daniel Westcott	Severance(b)	$700,000	$1,050,000
	Bonus(c)	$560,244	$840,366
	Benefits(d)	$44,160	$66,240
	Unit Options	$—	$—
	Phantom and Restricted Units(i)	$1,301,626	$1,301,626
	Estimated Tax Gross-Ups(g)(h)	$—	$—
Kyle A. McGraw	Severance(b)	$720,000	$1,080,000
	Bonus(c)	$517,347	$776,021
	Benefits(d)	$44,160	$66,240
	Unit Options(e)	$—	$—
	Phantom Units(f)	$625,575	$625,575
	Estimated Tax Gross-Ups(g)(h)	$—	$—
Paul T. Horne	Severance(b)	$760,000	$1,140,000
	Bonus(c)	$546,100	$819,150
	Benefits(d)	$44,160	$66,240
	Unit Options(e)	$—	$—
	Phantom Units(f)	$652,424	$652,424
	Estimated Tax Gross-Ups(g)(h)	$—	$—
Dan G. LeRoy	Severance(b)	$520,000	$780,000
	Bonus(c)	$210,063	$315,095
	Benefits(d)	$44,160	$66,240
	Unit Options	$—	$—
	Phantom and Restricted Units(i)	$251,289	$251,289
	Estimated Tax Gross-Ups(g)(h)	$—	$—
____________________

(a)	Effective March 1, 2015, Mr. C. Brown resigned from his positions as President and Chief Executive Officer of our general partner and his employment agreement was terminated. Mr. C. Brown is no longer due any payments indicated in this table.

(b)	If terminated without cause, or executive terminates with good reason, executive is entitled to an amount equal to two years’ annual salary payable in 24 monthly payments, or three years’ annual salary if termination occurs within one year of a change of control.

(c)	Executives are entitled to an average of bonus paid over past two years plus the pro-rata bonus earned in the year of termination but unpaid at the time of termination.

(d)	Executives are entitled to COBRA benefits for the shorter of the severance period or the time at which executive receives substantially similar benefits from a subsequent employer.

(e)	Messrs. C. Brown, McGraw and Horne exercised all of their outstanding options on March 11, 2010.

(f)	Reflects the market value on December 31, 2014 of the unvested phantom units granted on February 1 and 2, 2012, March 7, 2013 and March 3, 2014.

(g)	Prior to March 1, 2015, Messrs. C. Brown, McGraw and Horne would have been entitled to estimated tax gross-up payments of $1,109,057, $571,840 and $589,367, respectively, after a change of control without cause or for good reason. These estimates assume a federal income tax rate of 35%, an excise tax rate under Section 4999 of the Internal Revenue Code of 20% and a Medicare tax rate of 1.45% and that no payments will constitute “reasonable compensation” under Section 280G(b)(4) of the Internal Revenue Code. These estimates also assume that the executive would have been entitled to a full reimbursement by the Partnership of (i) any excise taxes that would have been imposed upon the executive as a result of a change in control, (ii) any income and excise taxes that would have been imposed upon the executive as a result of reimbursement of the excise tax amount and (iii) any additional income and excise taxes that would have been imposed upon executive as a result of the reimbursement to the executive of any excise or income taxes.

(h)	As of March 1, 2015, no executive officer is entitled to any gross-up payments following the termination of the employment agreement with Mr. C. Brown and the amendment of the employment agreements with Messrs. McGraw and Horne mentioned above under “Severance and Change in Control Payments.”

(i)	Reflects the market value on December 31, 2014 of the unvested restricted units granted to Mr. Westcott on September 24, 2012 and to Mr. LeRoy on May 9, 2012, as well as unvested phantom units granted on March 3, 2014.

Severance Benefits

Under the employment agreements, we may be obligated to make severance payments following the termination of each executive officer’s employment if we terminate him without cause or he terminates his employment for good reason, subject to certain cure periods. “Cause” is defined under each employment agreement as:

●

the executive officer’s conviction of or plea of nolo contendere to any felony or crime or offense causing substantial harm to the Partnership, general partner, or its direct or indirect subsidiaries, or involving acts of theft, fraud, embezzlement, moral turpitude or similar conducts;

●	the executive officer’s repeated intoxication by alcohol or drugs during the performance of his duties;
●

the executive officer’s malfeasance in the conduct of the executive’s duties including, but not limited to, willful and intentional misuse or diversion of any funds, embezzlement or fraudulent or willful material misrepresentations or concealments on any written reports;

●

the executive officer’s material failure to perform the duties of his employment consistent with his position, expressly including the provisions of the employment agreements or material failure to follow or comply with the reasonable and lawful written directives of the Board;

●	a material breach of the employment agreement; or
●	a material breach by the executive officer of written policies of the Partnership, the general partner, or any of our direct or indirect subsidiaries.

Each named executive officer will have a 15-day cure period prior to termination for cause under these agreements.

“Good reason” is defined under each employment agreement as:

●	a reduction in the executive officer’s base salary;
●	the relocation of the executive officer’s primary place of employment to a location more than 20 miles from Midland, Texas; or
●	any material reduction in the executive officer’s title, authority or responsibilities.

If the employment of any named executive officer is terminated by us for cause or by the executive officer without good reason, we are not obligated to make any severance payments to the executive officer. The amount that an executive officer is entitled to receive upon a termination of his employment by us without cause or by the executive officer with good reason is based on the executive officer’s salary and his incentive compensation. Under the severance provisions of each executive officer’s employment agreement, they are each entitled to severance pay in the amount of two years’ of annual base salary payable monthly at the highest rate in effect at any time during the 36 month period prior to termination, a lump sum payment equal to the average annual bonus of the two years preceding the termination and an amount equal to the executive’s pro-rata bonus for the fiscal year in which the termination occurs, such pro-rata bonus amount to be paid in a lump sum within 30 days following the date of termination. In addition, the executive officers are entitled to the full costs of the executive’s COBRA continuation coverage for the shorter of the severance period or the time when the executive receives substantially similar benefits from a subsequent employer. In addition, Messrs. C. Brown and McGraw would have the right to exercise one demand registration right each.

Change in Control Benefits

Pursuant to the employment agreements, we may be required to make payments to named executive officers upon a change in control, which occurs upon any of the following (provided that, with respect to Messrs. Westcott, LeRoy and Hammond, any such change in control qualifies as a change in ownership, change in effective control or change in ownership of a substantial portion of assets of the Partnership within the meaning of Section 409A of the Internal Revenue Code):

●

the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act)(“Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of either (i) the then-outstanding equity interests of the Partnership (the “Outstanding Legacy Equity”) or (ii) the combined voting power of the then-outstanding voting securities of the Partnership entitled to vote generally in the election of directors (the

“Outstanding Legacy Voting Securities”), provided that the following will not constitute a change of control: (A) any acquisition directly from the Partnership; (B) with respect to Messrs. McGraw and Horne only, any acquisition by the Partnership; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Partnership or any affiliated company; (D) any acquisition by any corporation or other entity pursuant to a transaction that complies with clauses (i), (ii) and (iii) below ; or (E) any acquisition of units from the Partnership arising out of or in connection with an initial public offering or private placement of the Partnership’s securities;

●

any time at which individuals who, as of the date of the agreement, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided, however, that any individual becoming a director subsequent to the date of the agreement whose election, or nomination for election by the unitholders of the Partnership, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

●

consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Partnership or any of its subsidiaries, or, solely with respect to Messrs. McGraw and Horne, a sale or other disposition of all or substantially all of the assets of the Partnership or the acquisition of assets or equity interests of another entity by the Partnership or any of its Subsidiaries, or, solely with respect to Messrs. Westcott, LeRoy and Hammond, a sale or other disposition of all or substantially all of the assets of the Partnership or any of its subsidiaries, in each case unless, following such transaction, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Legacy Equity and the Outstanding Legacy Voting Securities immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the then-outstanding equity interests and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation, resulting from such transaction (including, without limitation, a corporation or other entity that, as a result of such transaction, owns the Partnership or all or substantially all of the Partnership’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such transaction of the Outstanding Legacy Equity and the Outstanding Legacy Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such transaction or any employee benefit plan (or related trust) of the Partnership or such corporation or other entity resulting from such transaction) beneficially owns, directly or indirectly, 35% or more of, respectively, the then-outstanding equity interests of the corporation or other entity resulting from such transaction or the combined voting power of the then-outstanding voting securities of such corporation or other entity, except to the extent that such ownership existed prior to such transaction, and (iii) at least a majority of the members of the board of directors of the corporation or equivalent body of any other entity resulting from such transaction were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such transaction; or

●	solely with respect to Messrs. McGraw and Horne, consummation of a complete liquidation or dissolution of the Partnership.

If a termination without cause or by the executive officer with good reason occurs within one year following a change in control, the executive officer will be entitled to a lump-sum payment in an amount equal to 36 months of his annual base salary (where each monthly amount equals one-twelfth of such executive’s annual base salary), determined at the highest rate in effect at any time during the 36-month period prior to the termination. Such lump-sum payment shall be payable, with respect to Messrs. McGraw and Horne, within 30 days of the date of termination, and with respect to Messrs. Westcott, LeRoy and Hammond, within 60 days following the date of termination, provided that if the 60-day period begins and ends in two distinct taxable years, any such payment shall not be made until the second taxable year. In addition, the executive will be entitled to receive an amount equal to the average annual bonus of the two years preceding the termination, an amount equal to the executive’s accrued but unpaid base salary and other amounts reimbursable by the employer to the executive pursuant to the agreement (any such accrued but unpaid base salary or other reimbursable amount to be paid in a lump sum within 30 days following the date of termination), an amount equal to any accrued but unpaid bonus and a cash amount equal to the executive’s pro-rata bonus for the fiscal year in which the date of termination occurs, in each case, payable at such time as bonuses of other executive officers are paid such bonuses, and the full costs of the executive’s COBRA continuation coverage for the shorter of the severance period or the time when the executive receives substantially similar benefits from a subsequent employer.

Option Exercises and Units Vested in 2014

None of our executive officers exercised options during 2014. On February 18, 2014, pursuant to the achievement of certain objective criteria, three one-third tranches of the objective phantom units vested which were granted to Messrs. C. Brown, McGraw and Horne on February 18, 2011, February 1 and 2, 2012 and March 7, 2013. On February 18, 2014, three one-third tranches of subjective phantom units vested which were granted to Messrs. C. Brown, McGraw and Horne on February 18, 2011, February 1 and 2, 2012 and March 7, 2013. On February 18, 2014, pursuant to certain objective criteria, the first one-third tranche of the objective phantom units vested which were granted to Messrs. Westcott and LeRoy on March 7, 2013. On February 18, 2014, the first one-third tranche of the subjective phantom units vested which were granted to Messrs. Westcott and LeRoy on March 7, 2013. In addition, 7,000 restricted units granted to Mr. Westcott on September 24, 2012, vested on September 24, 2014, and 2,000 restricted units granted to Mr. LeRoy on May 9, 2012, vested on May 19, 2014. The following table reflects all of the phantom units and restricted units held by our named executive officers which vested during 2014.

	Unit Awards
	Number of Units
	Acquired On	Value Realized
	Vesting	On Vesting
Name	(#)	($)(a)
Cary D. Brown	36,035	$981,593
James Daniel Westcott	12,200	$343,948
Kyle A. McGraw	13,231	$360,413
Paul T. Horne	15,085	$410,915
Dan G. LeRoy	4,175	$115,387
	74,887	$2,212,256

(a)	Represents the value of the units acquired by Messrs. C. Brown, McGraw and Horne upon vesting of the third tranche of the February 18, 2011 phantom unit grant, the second tranche of the February 1, 2012 and February 2, 2012 phantom unit grant, and the first tranche of the March 7, 2013 phantom unit grant for Messrs. C. Brown, McGraw and Horne, as well as the value of the units acquired by Messrs. Westcott and LeRoy upon the vesting of the first one-third tranche of the March 7, 2013 phantom unit grant and the value of the restricted units owned by Messrs. Westcott and LeRoy. The values of these phantom and restricted units were calculated using units vested times the closing market price of our units on the date of vesting or, if our units were not traded on the date of vesting, the closing market price of our units on the last trading date prior to vesting.

Equity Compensation Plan Information

The following table provides information as of March 1, 2015 with respect to the units that may be issued under our existing equity compensation plans.

	Number of Securities	Weighted Average
	to be Issued Upon	Exercise Price of	Number of Securities
	Exercise of	Outstanding	Remaining Available For
	Outstanding Options,	Options, Warrants	Future Issuance Under
Plan Category	Warrants and Rights(b)	and Rights	Equity Compensation Plan
Equity compensation plans approved by
security holders	—	—	—
Equity compensation plans not approved by
security holders(a)	862,064	$0.00	106,773
Total	862,064	$0.00	106,773
____________________

(a)	Please read “Compensation Discussion and Analysis — Components of Compensation — Equity-Based Incentive Compensation” for a description of the material features of the plan, including the awards that may be granted under the plan. This plan did not require approval by our limited partners since it was adopted prior to our initial public offering.

(b)	Comprised of phantom units. These phantom units will be settled in units unless the compensation committee determines that they should be settled in cash.

DIRECTOR COMPENSATION

Officers or employees of our general partner and its affiliates who also serve as directors of our general partner did not receive additional compensation for their Board service in 2014. In accordance with this policy, Cary D. Brown, Kyle A. McGraw and Paul T. Horne did not receive any compensation for their service as a director in 2014. Each non-employee director and independent director was entitled to receive an annual retainer of $40,000 and $1,000 for each Board of Directors and committee meeting lasting less than one hour and $1,500 for each Board of Directors and committee meeting lasting one hour or more for each meeting in excess of the four quarterly meetings scheduled each year. In connection with Mr. C. Brown’s resignation as President and Chief Executive Officer of our general partner, effective March 1, 2015, Mr. C. Brown entered into a Non-Executive Chairman Agreement by and among our general partner, the Partnership, Legacy Reserves Services, Inc. and Mr. C. Brown (the “Chairman Agreement”).

The Chairman Agreement was approved by the compensation committee and the Board of Directors on February 3, 2015. Pursuant to the Chairman Agreement, Mr. C. Brown will be compensated for his services through a cash retainer of $125,000 per quarter (the “Cash Retainer”) in lieu of any annual or quarterly retainer paid to other non-employee members of the Board described above. In addition to the Cash Retainer, Mr. C. Brown will be paid any of the cash directors’ fees described above for which other non-employee members of the Board would be eligible to receive in connection with any meetings of the Board attended by him. The Company will also continue to provide health care coverage under COBRA for a period of 18 months following Mr. C. Brown’s resignation as President and Chief Executive Officer. Under the terms of the LTIP, Mr. C. Brown will be entitled to continued vesting of his outstanding equity awards in accordance with the grant agreements.

Each non-employee director receives an annual grant of units valued at $100,000, generally corresponding to the service period between each annual election of the Board members. In accordance with this policy, Messrs. D. Brown, Granberry, Lawrence, Sullivan, and Vann each received grants of 3,628 units on May 15, 2014.

In 2014, in addition to the annual retainer and units paid to Board members, the chairmen of our audit, conflicts, compensation, and nominating and governance committees each received an annual retainer for their additional service. For 2014, Mr. Lawrence received $25,000 as chairman of the audit committee, Mr. Granberry received $10,000 as chairman of the nominating, governance and conflicts committee and Mr. Vann received $15,000 as chairman of the compensation committee.

Other than as described above for Mr. C. Brown, our general partner’s directors are eligible to receive awards under the LTIP but do not participate in any non-equity incentive plan, pension plan or deferred compensation plan. Each non-employee director and independent director is reimbursed for out-of-pocket expenses in connection with attending meetings of the Board of Directors or committees. Each director will be indemnified by us for actions associated with being a director to the fullest extent permitted under Delaware law.

The following table sets forth the aggregate compensation awarded to, earned by or paid to our general partner’s non-employee and independent directors during 2014.

Director Compensation for the 2014 Fiscal Year

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
		Fees	Unit	Option	Incentive Plan	Deferred	All Other
		Earned	Awards	Awards	Compensation	Compensation	Compensation
	Year	($)(a)(b)	($)(c)	($)	($)	Earnings	($)	Total ($)
Dale A. Brown	2014	$53,000	$100,000	—	—	—	—	$153,000
William R. Granberry	2014	$79,500	$100,000	—	—	—	—	$179,500
G. Larry Lawrence	2014	$90,500	$100,000	—	—	—	—	$190,500
William D. Sullivan	2014	$71,000	$100,000	—	—	—	—	$171,000
Kyle D. Vann	2014	$80,500	$100,000	—	—	—	—	$180,500
____________________

(a)	For 2014, Mr. Lawrence received $25,000 as chairman of the audit committee, Mr. Granberry received $10,000 as chairman of the nominating, governance and conflicts committee, and Mr. Vann received $15,000 as chairman of the compensation committee.

(b)	Fees paid in cash to each of our general partner’s non-employee and independent directors during 2014 are as follows: Mr. D. Brown: $51,500; Mr. Granberry: $72,500; Mr. Lawrence: $85,000; Mr. Sullivan: $64,000; and Mr. Vann: $73,500.

(c)	On May 15, 2014, each non-employee director was awarded a unit grant valued at $100,000, or 3,628 units.

MANAGEMENT

Executive Officers

The following table shows information for the executive officers of our general partner.

Name	Age	Position with Legacy Reserves GP, LLC
Paul T. Horne	53	Director, President and Chief Executive Officer
James Daniel Westcott	34	Executive Vice President and Chief Financial Officer
Kyle M. Hammond	54	Executive Vice President and Chief Operating Officer
Kyle A. McGraw	55	Director, Executive Vice President and Chief Development Officer
Dan G. LeRoy	53	Vice President, General Counsel and Secretary
Micah C. Foster	35	Chief Accounting Officer and Controller
____________________

Officers of our general partner serve at the discretion of the Board of Directors. None of our executive officers and directors are related.

Paul T. Horne was appointed to the Board of Directors in December 2014 and was also appointed as President and Chief Executive Officer of our general partner effective March 1, 2015. Mr. Horne previously served as our Executive Vice President and Chief Operating Officer of our general partner from March 16, 2012 to March 1, 2015 and as Executive Vice President of Operations of our general partner from our founding in October 2005 to March 2012. From January 2000 to October 2005, Mr. Horne served as Operations Manager of Moriah Resources, Inc. From January 1985 to January 2000, Mr. Horne worked for Mobil E&P U.S. Inc. in a variety of petroleum engineering and operations management roles primarily in the Permian Basin. Mr. Horne has a Bachelor of Science degree in Petroleum Engineering from Texas A&M University. Mr. Horne has 31 years of experience in the oil and natural gas industry with 29 years of experience in the Permian Basin.

James Daniel Westcott was appointed Executive Vice President and Chief Financial Officer of our general partner effective September 24, 2012. From July 2006 to his appointment at the Partnership, Mr. Westcott served as a Principal at GSO Capital Partners LP, a division of The Blackstone Group L.P., where he was involved in the sourcing, structuring, evaluation and management of debt and equity investments for public and private companies in the energy and power industries. From August 2004 to July 2006, Mr. Westcott worked as an investment banker at J.P. Morgan’s Global Energy Group. Mr. Westcott is currently a Director of Peace Gospel International, a non-profit organization with charitable programs in Asia and Africa. Mr. Westcott received a Bachelor of Arts degree in Science Technology & Society and a Master of Science degree in Management Science, both from Stanford University.

Kyle M. Hammond was appointed Executive Vice President and Chief Operating Officer of our general partner effective March 1, 2015. From its formation in August 2011 to his appointment as Executive Vice President and Chief Operating Officer of our general partner, Mr. Hammond served as President and Chief Executive Officer and a director of FireWheel Energy LLC (“FireWheel”), a private equity backed oil and gas development company headquartered in Midland, Texas. Prior to forming FireWheel, Mr. Hammond served as VP of Operations for the Permian Division of XTO Energy/Exxon from 2003 to August 2011. Mr. Hammond earned a Bachelor of Science degree in Petroleum Engineering from Texas A&M University. Mr. Hammond currently serves on the board of directors of Abilene Christian University and Midland Christian School.

Kyle A. McGraw is a member of the Board of Directors and also serves as Executive Vice President and Chief Development Officer of our general partner. Mr. McGraw was appointed as Executive Vice President and Chief Development Officer effective March 16, 2012, and has served as a director since our founding in October 2005. Previously, Mr. McGraw served as Executive Vice President of Business Development and Land of our general partner from our founding in October 2005 to March 2012. Mr. McGraw joined Brothers Production Company in 1983, and has served as its General Manager since 1991 and became President in 2003. During his 23-year tenure at Brothers Production Company, Mr. McGraw has served in numerous capacities including reservoir and production engineering, acquisition evaluation and land management. Mr. McGraw has a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. Mr. McGraw has 32 years of experience in the oil and natural gas industry in the Permian Basin.

Dan G. LeRoy is Vice President, General Counsel and Secretary of our general partner, and was appointed to these roles in May 2012. Prior to joining Legacy, Mr. LeRoy was a Shareholder and President of the board of directors of Cotton, Bledsoe, Tighe & Dawson, PC, a Midland, Texas-based law firm, where he specialized in energy-related finance, securities, and acquisition transactions for 25 years. He joined Cotton Bledsoe in August 1987 and became a

Shareholder with the firm in 1994, serving on the firm’s board of directors and as its President for multiple terms. Mr. LeRoy has a Bachelor of Arts degree, with honors, from Kansas State University and graduated with a Juris Doctorate degree from Notre Dame Law School.

Micah C. Foster is Chief Accounting Officer and Controller of our general partner. Mr. Foster was appointed Chief Accounting Officer effective April 1, 2012. Mr. Foster joined Legacy’s predecessor in January 2006 and served as Financial Accountant from March 2006 to July 2008, Financial Reporting Manager from July 2008 to July 2010, and Assistant Controller from July 2010 to October 2011. In October 2011, Mr. Foster was promoted to Controller. Prior to joining Legacy, Mr. Foster worked as staff auditor and then senior auditor at Ernst & Young, LLP from July 2003 to January 2006. Mr. Foster holds a BBA in Accounting and Finance from Abilene Christian University and is a Certified Public Accountant.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of our units as of March 1, 2015 for:

●	each person known by us to be a beneficial owner of 5% or more of our outstanding units;
●	each of the directors of our general partner;
●	each named executive officer of our general partner; and
●	all directors and executive officers of our general partner as a group.

The amounts and percentage of units beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days of March 16, 2015. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities as to which he has no economic interest.

Except as indicated by footnote, to our knowledge the persons named in the table below have sole voting and investment power with respect to all units shown as beneficially owned by them, subject to community property laws where applicable. Percentage of total units beneficially owned is based on 69,208,533 units outstanding as of March 1, 2015. The business address for the beneficial owners listed below is 303 W. Wall, Suite 1800, Midland, Texas 79701.

	Units Beneficially Owned
	Number	Percentage
Directors and Officers
Cary D. Brown(a)(b)	3,999,738		5.8%
Dale A. Brown(c)	2,993,894		4.3%
Kyle A. McGraw(a)(d)(e)	1,032,020		1.5%
Paul T. Horne(a)(f)	142,250	*
James Daniel Westcott(a)(g)	82,953	*
Kyle D. Vann	44,309	*
William R. Granberry	34,442	*
William D. Sullivan	33,809	*
Kyle M. Hammond	23,745	*
G. Larry Lawrence	17,309	*
Micah C. Foster(a)(g)	14,929	*
Dan G. LeRoy(a)(g)	14,016	*
All directors and executive officers as a group (12 persons)	7,633,414		11.0%
____________________

*	Percentage of units beneficially owned does not exceed 1%.

(a)	Does not include grants of 358,791 phantom units to Cary D. Brown, grants of 133,313 phantom units to Kyle A. McGraw, grants of 153,090 phantom units to Paul T. Horne, grants of 140,481 phantom units to James Daniel Westcott, grants of 41,274 phantom units to Dan G. LeRoy and grants of 35,115 phantom units to Micah C. Foster.

(b)	Mr. Cary D. Brown is deemed to beneficially own 800,000 units held by Brown Heirs 2012 Trust, which is the sole limited partner of DAB Family Properties, Ltd.; and 2,212,540 units held by Cary Brown Family LP. Mr. Cary D. Brown directly owns 980,364 units.

(c)	Mr. Dale A. Brown is deemed to beneficially own 800,000 units held by DAB Family Properties, Ltd.; and 542,281 units held by DAB Resources, Ltd. Mr. Dale A. Brown directly owns 1,651,613 units.

(d)	Mr. McGraw is deemed to beneficially own the 374,386 units held by Kyle A. McGraw Family Holdings, Ltd.

(e)	Includes the 645,674 units related to Mr. McGraw’s indirect pecuniary interest in Brothers Production Properties, Ltd., Brothers Production Company, Inc. and Brothers Operating Company, Inc.

(f)	Mr. Horne is deemed to beneficially own the 121,684 units held by H2K Holdings, Ltd.

(g)	Includes the 67,000 unvested restricted units granted to Mr. Westcott, the 6,000 unvested restricted units granted to Mr. LeRoy and the 6,000 unvested restricted units granted to Mr. Foster.

The following table sets forth the beneficial ownership of equity interests of Legacy Reserves GP, LLC:

Equity
Name of Beneficial Owner	Interest
Dale A. Brown(a)	63.1%
Cary D. Brown(b)	57.9%
Kyle A. McGraw	—
William R. Granberry	—
Kyle D. Vann	—
William D. Sullivan	—
G. Larry Lawrence	—
Paul T. Horne(c)	0.5%
James Daniel Westcott	—
Micah C. Foster	—
Dan G. LeRoy	—
Kyle M. Hammond	—

All directors and executive officers as a group (12 persons)	63.6%
____________________

(a)	Includes a 57.9% equity interest held by Moriah Properties, Ltd. and a 5.2% equity interest held by DAB Resources, Ltd.

(b)	Held by Moriah Properties, Ltd.

(c)	Held by H2K Holdings, Ltd.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our founding investors, including members of our general partner’s management team and directors, own an aggregate of 10,162,323 units, which represents a 14.7% limited partner interest in us. In addition, our general partner owns an approximate 0.03 % general partner interest in us.

Distributions and Payments to Our General Partner and Its Affiliates

The following table summarizes the distributions and payments made or to be made by us to our general partner and our founding investors in connection with our formation, ongoing operation and any liquidation of the Partnership. These distributions and payments were determined by and among affiliated entities and, consequently, are not the result of arm’s-length negotiations.

Distributions of available cash to our general partner and our founding investors	We will generally make cash distributions of approximately 99.9% of available cash to the unitholders pro rata, including our founding investors and members of our general partner’s management team and directors, as the holders of an aggregate of 10,162,323 units, and approximately 0.03% to our general partner. Assuming we have sufficient available cash to pay the full amount of our most recent quarterly distribution on all of our outstanding units for four quarters, our general partner would receive an annual distribution of approximately $44,679 on its approximate 0.03% general partner interest, and our founding investors, including members of our general partner’s management team and directors, would receive approximately $24.8 million on their units.

Payments to our general partner	Our general partner is entitled to reimbursement for all expenses it incurs on our behalf. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in good faith.

Withdrawal or removal of our general partner	If our general partner withdraws or is removed, its general partner interest will either be sold to the new general partner for cash or converted into units, for an amount equal to the fair market value of that interest.

Liquidation	Upon our liquidation, the partners, including our general partner, will be entitled to receive liquidating distributions according to their respective capital account balances.

Transactions with Related Persons

Office Leases

TCTB Partners, a limited partnership in which Dale A. Brown, Cary D. Brown and Kyle A. McGraw are limited partners with a combined, non-controlling 4.16% ownership interest, that until November 10, 2014 owned the office building in which our principal office is located. We currently rent 69,529 square feet of office space with a monthly rental payable of $64,841, without respect to property taxes, operating expenses and insurance. The lease expires in September 2020.

Other

Travis McGraw, the brother of Kyle A. McGraw, Executive Vice President and Chief Development Officer and a member of the Board of Directors, is an employee of the Partnership serving as our Marketing, Revenue, and Regulatory Reporting Coordinator. The aggregate value of compensation paid by us to Travis McGraw in 2014 was less than $250,000. There were no material differences between the compensation paid to Travis McGraw and the compensation paid to any other employees who hold analogous positions.

During the year ended December 31, 2012, Legacy acquired a 5% working interest in prospective Cline Shale acreage from FireWheel Energy, LLC (“FireWheel”), the operator of the properties, for $7.2 million. During the year ended December 31, 2013, Legacy acquired a 5% working interest in additional acreage from FireWheel for $1.2 million. FireWheel is a private-equity funded oil and natural gas exploration company in which Alan Brown, son of Dale A. Brown, a Director of Legacy, and brother of Cary D. Brown, Legacy’s Chairman is a principal and Kyle M. Hammond, Executive Vice President and Chief Operating Officer of Legacy was the founder and remains a Director.

The interests acquired by Legacy were marketed to numerous industry participants and are governed by an industry standard Participation Agreement and Joint Operating Agreement.

Review, Approval and Ratification of Transactions with Related Persons

Our partnership agreement contains specific provisions that address potential conflicts of interest between our general partner and its affiliates, on one hand, and us and our subsidiaries, on the other hand. Whenever such a conflict of interest arises, our general partner will resolve the conflict. Our general partner may, but is not required to, seek the approval of such resolution from the conflicts committee of the Board of Directors, which is comprised of independent directors. Our partnership agreement provides that our general partner will not be in breach of its obligations under the partnership agreement or its duties to us or to our unitholders if the resolution of the conflict is:

●	approved by the nominating, governance and conflicts committee;

●	approved by the vote of a majority of the outstanding common units, excluding any common units owned by our general partner or any of its affiliates;

●	on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or

●	fair and reasonable to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.

If our general partner does not seek approval from the nominating, governance and conflicts committee and the Board of Directors determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the Partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. Unless the resolution of a conflict is specifically provided for in our partnership agreement, our general partner or the nominating, governance and conflicts committee may consider any factors it determines in good faith to consider when resolving a conflict. When our partnership agreement requires someone to act in good faith, it requires that person to reasonably believe that he is acting in the best interests of the Partnership, unless the context otherwise requires.

In addition, our code of ethics requires that all employees, including employees, officers and members of the Board of Directors, avoid or disclose any activity that may interfere, or have the appearance of interfering, with their responsibilities to us and our unitholders.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No current executive officer served as a member of the Board of Directors or compensation committee of any other entity (other than our subsidiaries) that has or has had one or more executive officers serving as a member of the Board of Directors or the compensation committee of our general partner.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has selected BDO USA, LLP as independent registered public accountants of the Partnership to audit the Partnership’s consolidated financial statements for the fiscal year ending December 31, 2015 and the Board of Directors has determined that it would be desirable to request that the unitholders ratify such appointment. BDO USA, LLP was our independent registered public accounting firm for our 2014 audit.

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, and other services. Pre-approval is detailed as to the specific service or category of service and is subject to a specific approval.

Before selecting BDO USA, LLP, the audit committee considered the firm’s qualifications as independent registered public accountants and concluded that, based on BDO USA, LLP’s prior performance and its reputation for integrity and competence, it was qualified. The audit committee also considered whether any non-audit services performed for the Partnership by BDO USA, LLP would impair BDO USA, LLP’s independence and concluded that they did not. Even if the selection is ratified, the audit committee, in its sole discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Partnership and its unitholders.

A representative of BDO USA, LLP will attend our 2015 Annual Meeting. The representative will have the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

The aggregate fees for professional services rendered by our principal accountants, BDO USA, LLP, for the years ended December 31, 2014 and 2013 were:

	Year Ended December 31,
	2014	2013
Audit Fees(1)	$817,018	$683,260
Audit-Related Fees(1)	$48,212	$38,030
Tax Fees	$—	$—
All Other Fees (Executive compensation and LTIP studies)(2)	$56,729	$19,570
Total	$921,959	$740,860
____________________

(1)	In the above table, “Audit Fees” are fees we paid for professional services for the audit of our consolidated financial statements included in our annual report on Form 10-K or for services that are normally provided by our principal accountants in connection with statutory and regulatory filings or engagements and fees for Sarbanes-Oxley 404 audit work. “Audit-Related Fees” are fees billed for assurance and related services in connection with acquisition transactions and related regulatory filings.

(2)	“All Other Fees (Executive compensation studies)” are fees billed for compensation consulting services in connection with a study of compensation programs related to named executive officers and outside directors of a broad peer group of exploration and production companies and publicly traded limited partnerships and consulting services pertaining to the LTIP Amendment.

In regard to executive compensation services, as required by the Public Company Accounting Oversight Board, all services are approved in advance by the audit committee. All compensation consulting services are provided under the terms of a separate engagement letter that describes the approved services and the company’s acceptance of its responsibilities. Under the terms of the engagement, BDO USA, LLP does not perform management functions or make any management decisions. The company must designate an individual with suitable skill, knowledge and experience to oversee the consulting engagement, evaluate the adequacy and results of the services performed, accept responsibility for the results of the services and establish and maintain internal controls and monitor ongoing activities.

Vote Required for Approval

Unitholder ratification is not required for making such appointment for the fiscal year ending December 31, 2015 because the Audit Committee has responsibility for the appointment of our independent registered public accountants. The appointment is being submitted for ratification with a view toward soliciting the opinion of unitholders, which opinion will be taken into consideration in future deliberations. No determination has been made as to what action the Board of Directors or the audit committee would take if unitholders do not approve the appointment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE
APPOINTMENT OF BDO USA, LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANT.

AUDIT COMMITTEE REPORT FOR FISCAL YEAR 2014

The audit committee is responsible for overseeing the Partnership’s financial reporting process, reviewing the financial information that will be provided to unitholders and others, monitoring internal accounting controls, selecting our independent registered public accountants and providing to the board of directors of Legacy Reserves GP, LLC such additional information and materials as we may deem necessary to make the board of directors of Legacy Reserves GP, LLC aware of significant financial matters. We operate under a written audit committee charter adopted by the board of directors of Legacy Reserves GP, LLC.

We have reviewed and discussed the audited financial statements of the Partnership for the fiscal year ended December 31, 2014 with management and BDO USA, LLP, our independent registered public accountants for the fiscal year ended December 31, 2014. In addition, we have received from and discussed with BDO USA, LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16 (Communications with Audit Committees). We also have received the written disclosures and the letter from BDO USA, LLP, as required by the PCAOB Rule 3526 regarding the independent accountant’s communications with the audit committee concerning independence and we have discussed the independence of BDO USA, LLP with that firm.

We, the members of the audit committee, are not professionally engaged in the practice of auditing or accounting nor are we experts in the fields of accounting or auditing, including determination of auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and the independent registered public accountants. Accordingly, our oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with the auditing standards of the PCAOB, or that the financial statements are presented in accordance with accounting principles generally accepted in the United States of America.

Based upon the discussions referred to above, the audit committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014.

Members of the audit committee of the board of
directors of Legacy Reserves GP, LLC

G. Larry Lawrence (Chairman)
William D. Sullivan
William R. Granberry

OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, certain officers, and beneficial owners of 10% or more of any class of the Partnership’s units (“Reporting Persons”) are required from time to time to file with the SEC and NASDAQ reports of ownership and changes of ownership. Reporting Persons are required to furnish the Partnership with copies of all Section 16(a) reports they file. Based solely on its review of forms and written representations received from Reporting Persons by it with respect to the fiscal year ended December 31, 2014, the Partnership believes that all filing requirements applicable to the general partner’s officers and directors and the Partnership’s greater than 10% unitholders have been met.

Unitholder Proposals

Any unitholder who wishes to submit a proposal for action to be included in the proxy statement and form of proxy relating to the 2016 annual meeting of unitholders must submit the proposal to us on or before November 21, 2015. Any such proposals should be timely sent to our Secretary at 303 W. Wall, Suite 1800, Midland, Texas 79701. Such proposal must meet all of the requirements of the SEC to be eligible for inclusion in our 2016 proxy materials. Furthermore, proposals by unitholders may be considered untimely if we have not received notice of the proposal within the deadline set under the SEC rules. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware limited partnership act or the law of any other state in which we are qualified to do business.

Communications with Directors or the Board of Directors

Unitholders wishing to communicate with the Board of Directors should send any communication to our Secretary at 303 W. Wall, Suite 1800, Midland, Texas 79701. Any such communication should state the number of units beneficially owned by the unitholder making the communication. Communications received are distributed to the Board or to any individual director or directors as appropriate, depending upon the directions and the facts and circumstances outlined in the communication. The Board of Directors has directed the Secretary to forward such communication to the full Board of Directors or to any individual director or directors to whom the communication is directed, excluding only any communication that does not relate to the business or affairs of the Company or the function or duties of the Board of Directors or any of its committees, or is a job inquiry or an advertisement or other commercial solicitation or communication.

Availability of Annual Report

The Annual Report to Unitholders of the Partnership for the year ended December 31, 2014, including audited financial statements, is enclosed with this proxy statement but does not constitute a part of the proxy soliciting material. The Partnership will furnish a copy of its Annual Report for the year ended December 31, 2014, without exhibits, free of charge to each person who forwards a written request to our Secretary at 303 W. Wall, Suite 1800, Midland, Texas 79701.

Appendix A

Form of
Amended and Restated Legacy Reserves LP Long-Term Incentive Plan
As Proposed to be Amended by Amendment No. 1

AMENDED AND RESTATED
LEGACY RESERVES LP
LONG-TERM INCENTIVE PLAN
Amended and Restated Effective as of August 17, 2007

1. Purpose of the Plan.

The Legacy Reserves LP Long-Term Incentive Plan (the “Plan”) is intended to promote the interests of Legacy Reserves LP, a Delaware limited partnership (the “Partnership”), by providing to employees, consultants, and directors of Legacy Reserves GP LLC, a Delaware limited liability company and the sole general partner of the Partnership (the “Company”), the Partnership and its Affiliates incentive compensation awards for superior performance that are based on Units. The Plan is also contemplated to enhance the ability of the Company and its Affiliates to attract and retain the services of individuals who are essential for the growth and profitability of the Partnership and to encourage them to devote their best efforts to advancing the business of the Partnership and its subsidiaries.

2. Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise. Notwithstanding the immediately preceding two sentences, except as otherwise provided in an Award, to the extent that an Award provides deferred compensation subject to Section 409A of the Code, solely for the purpose of applying Section 409A to such Award, the term “Affiliate” shall mean all persons with whom the Participant’s employer would be considered a single employer under Section 414(b) or Section 414(c) of the Code.

“Award” means an Option, Restricted Unit, Unit Grant, Phantom Unit or Unit Appreciation Right granted under the Plan, and shall include tandem DERs granted with respect to an Option, Phantom Unit or Unit Appreciation Right.

“Award Agreement” means the written agreement by which an Award shall be evidenced.

“Board” means the Board of Directors of the Company.

“Change of Control” means the occurrence of any of the following events:

(i) the acquisition by any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than the Company or an Affiliate of the Company, of “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company or the Partnership representing more than 35% of the combined voting power of the Company’s or the Partnership’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that any acquisition of securities from GP Members will be disregarded for purposes of determining whether a Change of Control has occurred; or

(ii) the consummation of a reorganization, merger, consolidation or other form of business transaction or series of business transactions, in each case, with respect to which Persons who were the partners of the Partnership immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50%

of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated entity's then outstanding voting securities; or

(iii) the sale, lease or disposition (in one or a series of related transactions) by the Partnership of all or substantially all of the Partnership’s assets to any Person other than the Partnership, the Company or any of their respective Affiliates; or

(iv) a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the effective date of the initial offering of Units, or (B) are elected, or nominated for election, thereafter to the Board with the affirmative votes of at least a majority in interest of the members of the Company, or, if applicable, by the number of limited partners of the Partnership as set forth in the Partnership agreement, in each case at the time of such election or nomination, but “Incumbent Director” shall not include an individual whose election or nomination is in connection with (i) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (ii) a plan or agreement to replace a majority of the then Incumbent Directors, other than, in either case, as a result of the Partnership’s failure to file a registration statement within 240 days of the effective date of the initial offering of Units; or

(v) the approval by the Board or the members of the Company of a complete or substantially complete liquidation or dissolution of the Partnership.

Except as otherwise provided in an Award, solely with respect to any Award that provides deferred compensation that is subject to Section 409A of the Code and payment of such Award is contingent upon the occurrence of a Change of Control, the above definition shall be void and of no effect and is hereby replaced by the definition of such term set forth in regulations issued under Section 409A of the Code by the appropriate governmental authority, which definition set forth in regulations issued under Section 409A of the Code is hereby incorporated by reference into and shall form part of this Plan as fully as if set forth herein verbatim and the Plan insofar as it relates to such Award shall be operated in accordance with this modified definition of Change of Control.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board or such other committee of the Board as may be appointed by the Board to administer the Plan.

“Consultant” means an individual, other than an Employee or a Director, providing bona fide services to the Company or any of its Affiliates as a consultant or advisor, as applicable, provided that such individual is a natural person and that such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for any securities of the Partnership.

“DER” or “Distribution Equivalent Right” means a contingent right, granted in tandem with a specific Option, Unit Appreciation Right or Phantom Unit, to receive an amount in cash equal to the cash distributions made by the Partnership with respect to a Unit during the period such tandem Award is outstanding.

“Director” means a member of the Board who is not an Employee.

“Employee” means any employee of the Company or an Affiliate who performs services for the Company and its Affiliates.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means the closing sales price of a Unit on the applicable date (or if there is no trading in the Units on such date, on the next preceding date on which there was trading) as reported in The Wall Street Journal (or other reporting service approved by the Committee). In the event Units are not publicly traded at the time a determination of fair market value is required to be made hereunder, the determination of fair market value shall be made in good faith by the Committee.

“GP Members” means the members of the Company.

“Option” means an option to purchase Units granted under the Plan.

“Participant” means any Employee, Consultant or Director granted an Award under the Plan.

“Partnership Agreement” means the Amended and Restated Limited Partnership Agreement of Legacy Reserves LP, as it may be subsequently amended or restated from time to time.

“Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Phantom Unit” means a phantom (notional) Unit granted under the Plan which upon vesting entitles the Participant to receive a Unit or an amount of cash equal to the Fair Market Value of a Unit. Whether cash or Units are received for Phantom Units shall be determined in the sole discretion of the Committee and shall be set forth in the Award Agreement.

“Restricted Period” means the period established by the Committee with respect to an Award during which the Award remains subject to forfeiture or is either not exercisable by or payable to the Participant, as the case may be.

“Restricted Unit” means a Unit granted under the Plan that is subject to a Restricted Period.

“Rule 16b-3” means Rule 16b-3 promulgated by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“UAR” of “Unit Appreciation Right” means an Award that, upon exercise, entitles the holder to receive the excess of the Fair Market Value of a Unit on the exercise date over the exercise price established for such Unit Appreciation Right. Such excess may be paid in cash and/or in Units as determined in the sole discretion of the Committee and set forth in the Award Agreement.

“UDR” or “Unit Distribution Right” means a distribution made by the Partnership with respect to a Restricted Unit.

“Unit” means a Unit of the Partnership.

“Unit Grant” means an Award of an unrestricted Unit.

3. Administration.

The Plan shall be administered by the Committee. A majority of the Committee shall constitute a quorum, and the acts of the members of the Committee who are present at any meeting thereof at which a quorum is present, or acts unanimously approved by the members of the Committee in writing, shall be the acts of the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Units to be covered by Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled, exercised, canceled, or forfeited; (vi) interpret and administer the Plan and any instrument or agreement relating to an Award made under the Plan; (vii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (viii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including the Company, any Affiliate, any Participant, and any beneficiary of any Award.

4. Units.

(a) Limits on Units Deliverable. Subject to adjustment as provided in Section 4(c), the maximum number of Units that may be delivered or reserved for delivery or underlying any Award with respect to the Plan is ~~2,000,000.~~ 5,000,000. If any Award expires, is canceled, exercised, paid or otherwise terminates without the delivery of Units, or if the maximum number of Units delivered is reduced for any reason other than tax withholding or payment of the exercise price, then the Units covered by such Award, to the extent of such expiration, cancellation, exercise, payment or termination, shall again be Units with respect to which Awards may be granted. Units that cease to be subject to an Award because of the exercise of the Award, or the vesting of Restricted Units or similar Awards, shall no longer be subject to or available for any further grant under this Plan. Notwithstanding the foregoing, there shall not be any limitation on the number of Awards that may be granted under the Plan and paid in cash.

(b) Sources of Units Deliverable Under Awards. Any Units delivered pursuant to an Award shall consist, in whole or in part, of Units acquired in the open market, from any Affiliate, the Partnership or any other Person, or any combination of the foregoing as determined by the Committee in its sole discretion.

(c) Adjustments. In the event that the Committee determines that any distribution (whether in the form of cash, Units, other securities, or other property), recapitalization, split, reverse split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Units or other securities of the Partnership, issuance of warrants or other rights to purchase Units or other securities of the Partnership, or other similar transaction or event affects the Units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Units (or other securities or property) with respect to which Awards may be granted, (ii) the number and type of Units (or other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, that the number of Units subject to any Award shall always be a whole number and, provided further, that the Committee shall not take any action otherwise authorized under this subparagraph (c) to the extent that (i) such action would cause (A) the application of Section 409A of the Code to the Award or (B) create adverse tax consequences under Section 409A of the Code should that Code section apply to the Award or (ii) except as permitted in Section 7(c), materially reduce the benefit to the Participant without the consent of the Participant.

5. Eligibility.

Any Employee, Consultant or Director shall be eligible to be designated a Participant and receive an Award under the Plan.

6. Awards.

(a) Options. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Options shall be granted, the number of Units to be covered by each Option, whether DERs are granted with respect to such Option, the purchase price therefor and the conditions and limitations applicable to the exercise of the Option, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The purchase price per Unit purchasable under an Option shall be determined by the Committee at the time the Option is granted, provided such purchase price may not be less than 100% of its Fair Market Value as of the date of grant.

(ii) Time and Method of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part, which may include, without limitation, accelerated vesting upon the achievement of specified performance goals, and the method or methods by which payment of the exercise price with respect thereto may be made or deemed to have been made, which may include, without limitation, cash, check acceptable to the Company, a “cashless-broker” exercise through procedures approved by the Company, with the consent of the Committee, the withholding of Units that would otherwise be delivered to the Participant upon the exercise of the Option, other securities or other property, or any combination thereof, having a fair market value (as determined by the Committee) on the exercise date equal to the relevant exercise price.

(iii) Forfeiture. Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason prior to the date an Option becomes exercisable, all Options shall be forfeited by the Participant. The Committee may in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Options.

(iv) DERs. To the extent provided by the Committee, in its discretion, a grant of Options may include a tandem DER grant, which may provide that such DERs shall be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(b) Restricted Units and Unit Grants. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Restricted Units and Unit Grants shall be granted, the number of Restricted Units and/or Unit Grants to be granted to each such Participant, the Restricted Period, the conditions under which the Restricted Units may become vested or forfeited, and such other terms and conditions as the Committee may establish with respect to such Awards.

(i) UDRs. To the extent provided by the Committee, in its discretion, a grant of Restricted Units may provide that distributions made by the Partnership with respect to the Restricted Units shall be subject to the same forfeiture and other restrictions as the Restricted Unit and, if restricted, such distributions shall be held, without interest, until the Restricted Unit vests or is forfeited with the UDR being paid or forfeited at the same time, as the case may be. Absent such a restriction on the UDRs in the grant agreement, UDRs shall be paid to the holder of the Restricted Unit without restriction.

(ii) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Restricted Units awarded the Participant shall be automatically forfeited on such termination. The Committee may in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Restricted Units.

(iii) Lapse of Restrictions. Upon or as soon as reasonably practical following the vesting of each Restricted Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to have the restrictions removed from his or her Unit certificate so that the Participant then holds an unrestricted Unit.

(c) Phantom Units. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Phantom Units shall be granted, the number of Phantom Units to be granted to each such Participant, the Restricted Period, the time or conditions under which the Phantom Units may become vested or forfeited, which may include, without limitation, the accelerated vesting upon the achievement of specified performance goals, and such other terms and conditions as the Committee may establish with respect to such Awards, including whether DERs are granted with respect to such Phantom Units.

(i) DERs. To the extent provided by the Committee, in its discretion, a grant of Phantom Units may include a tandem DER grant, which may provide that such DERs shall be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(ii) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with or consulting services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason during the applicable Restricted Period, all outstanding Phantom Units awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Phantom Units.

(iii) Lapse of Restrictions. Upon or as soon as reasonably practical following the vesting of each Phantom Unit, subject to the provisions of Section 8(b), the Participant shall be entitled to receive from the Company one Unit or cash equal to the Fair Market Value of a Unit, as determined by the Committee in its discretion.

(d) Unit Appreciation Rights. The Committee shall have the authority to determine the Employees, Consultants and Directors to whom Unit Appreciation Rights shall be granted, the number of Units to be covered by each grant and the conditions and limitations applicable to the exercise of the Unit Appreciation Right, including the following terms and conditions and such additional terms and conditions, as the Committee shall determine, that are not inconsistent with the provisions of the Plan.

(i) Exercise Price. The exercise price per Unit Appreciation Right shall be not less than 100% of its Fair Market Value as of the date of grant.

(ii) Vesting/Time of Payment. The Committee shall determine the time or times at which a Unit Appreciation Right shall become vested and exercisable and the time or times at which a Unit Appreciation Right shall be paid in whole or in part.

(iii) Forfeitures. Except as otherwise provided in the terms of the Award Agreement, upon termination of a Participant’s employment with or services to the Company and its Affiliates or membership on the Board, whichever is applicable, for any reason prior to vesting, all unvested Unit Appreciation Rights awarded the Participant shall be automatically forfeited on such termination. The Committee may, in its discretion, waive in whole or in part such forfeiture with respect to a Participant’s Unit Appreciation Rights, in which case, such Unit Appreciation Rights shall be deemed vested upon termination of employment or service and paid as soon as administratively practical thereafter.

(iv) Unit Appreciation Right DERs. To the extent provided by the Committee, in its discretion, a grant of Unit Appreciation Rights may include a tandem DER grant, which may provide that such DERs shall be credited to a bookkeeping account (with or without interest in the discretion of the Committee) subject to the same vesting restrictions as the tandem Unit Appreciation Rights Award, or be subject to such other provisions or restrictions as determined by the Committee in its discretion.

(e) General.

(i) Awards May Be Granted Separately or Together. Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for any other Award granted under the Plan or any award granted under any other plan of the Company or any Affiliate. No Award shall be issued in tandem with another Award if the tandem Awards would result in adverse tax consequences under Section 409A of the Code. Awards granted in addition to or in tandem with other Awards or awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(ii) Limits on Transfer of Awards.

(A) Except as provided in Section 6(e)(ii)(C) below, each Award shall be exercisable or payable only to the Participant during the Participant’s lifetime, or to the person to whom the Participant’s rights shall pass by will or the laws of descent and distribution.

(B) Except as provided in Section 6(e)(ii)(C) below, no Award and no right under any such Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company, the Partnership or any Affiliate.

(C) To the extent specifically provided by the Committee with respect to an Award, an Award may be transferred by a Participant without consideration to immediate family members or related family trusts, limited partnerships or similar entities or on such terms and conditions as the Committee may from time to time establish.

(iii) Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, but shall not exceed 10 years.

(iv) Unit Certificates. All certificates for Units or other securities of the Partnership delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Units or other securities are then listed, and any applicable federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(v) Consideration for Grants. Awards may be granted for such consideration, including services, as the Committee determines.

(vi) Delivery of Units or other Securities and Payment by Participant of Consideration. Notwithstanding anything in the Plan or any grant agreement to the contrary, delivery of Units pursuant to the exercise or vesting of an Award may be deferred for any period during which, in the good faith determination of the Committee, the Company is not reasonably able to obtain Units to deliver pursuant to such Award without violating the rules or regulations of any applicable law or securities exchange. No Units or other securities shall be delivered pursuant to any Award until payment in full of any amount required to be paid pursuant to the Plan or the applicable Award grant agreement (including, without limitation, any exercise price or tax withholding) is received by the Company.

(vii) Change of Control. Unless specifically provided otherwise in the Award Agreement, upon a Change of Control or such time prior thereto as established by the Committee, all outstanding Awards shall automatically vest or become exercisable in full, as the case may be. In this regard, all Restricted Periods shall terminate and all performance criteria, if any, shall be deemed to have been achieved at the maximum level. To the extent an Option or UAR is not exercised, or a Phantom Unit or Restricted Unit does not vest, upon the Change of Control, the Committee may, in its discretion, cancel such Award or provide for an assumption of such Award or a replacement grant on substantially the same terms; provided, however, upon any cancellation of an Option or UAR that has a positive “spread” or a Phantom Unit or Restricted Unit, the holder shall be paid an amount in cash and/or other property, as determined by the Committee, equal to such "spread" if an Option or UAR or equal to the Fair Market Value of a Unit, if a Phantom Unit or Restricted Unit.

(viii) Section 409A of the Code. Notwithstanding any other provision of the Plan to the contrary, any Award granted under the Plan shall contain terms that (i) are designed to avoid application of Section 409A of the Code to the Award or (ii) are designed to avoid adverse tax consequences under Section 409A should that Code section apply to the Award.

7. Amendment and Termination.

Except to the extent prohibited by applicable law:

(a) Amendments to the Plan. Except as required by the rules of the principal securities exchange on which the Units are traded and subject to Section 7(b) below, the Board or the Committee may amend, alter, suspend, discontinue, or terminate the Plan in any manner, including increasing the number of Units available for Awards under the Plan, without the consent of any partner, Participant, other holder or beneficiary of an Award, or other Person.

(b) Amendments to Awards Subject to Section 7(a). The Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided no change, other than pursuant to Section 7(c), in any Award shall materially reduce the benefit to a Participant without the consent of such Participant.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(c) of the Plan) affecting the Partnership or the financial statements of the Partnership, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available to Participants under the Plan or such Award.

8. General Provisions.

(a) No Rights to Award. No Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards need not be the same with respect to each recipient.

(b) Tax Withholding. The Company or any Affiliate is authorized to withhold from any Award, from any payment due or transfer made under any Award or from any compensation or other amount owing to a Participant the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to such Award or other property) of any applicable taxes payable in respect of the grant of an Award, its exercise, the lapse of restrictions thereon, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes.

(c) No Right to Employment or Services. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of the Company or any Affiliate, to continue as a consultant, or to remain on the Board, as applicable. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or terminate a consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan, any Award agreement or other agreement.

(d) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Texas without regard to its conflict of laws principles.

(e) Section 409A of the Code. Notwithstanding anything in this Plan to the contrary, any Award granted under the Plan shall contain terms that (i) are designed to avoid application of Section 409A of the Code to the Award or (ii) are designed to avoid adverse tax consequences under Section 409A of the Code should that section apply to the Award. If any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A of the Code and related regulations and pronouncements, that Plan provision or Award will be reformed to the extent reformation would avoid imposition of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect the Participant's rights to an Award or to require the Participant's consent.

In addition, to the extent that at any time prescribed under Section 409A of the Code and regulations or other regulatory guidance issued thereunder, the Participant is a key employee, as defined in Section 416(i) of the Code without regard to paragraph 5 thereof, except to the extent permitted under Section 409A of the Code and regulations or other regulatory guidance issued thereunder, no distribution or payment that is subject to Section 409A of the Code shall be made under the Plan on account of the Participant’s separation from service, as defined in Section 409A of the Code and the regulations or other regulatory guidance issued thereunder, with the Participant’s employer (at any time when the Participant is deemed under Section 409A of the Code and regulations or other regulatory guidance issued thereunder to be a specified employee, as defined in Section 409A of the Code and regulations or other regulatory guidance issued thereunder) until the date that is the first day of the month that occurs six months after the date of the Participant’s separation from service (or, if earlier, the date of death of the Participant or any other date permitted under Section 409A of the Code and regulations or other regulatory guidance issued thereunder). In furtherance of the immediately preceding sentence, any such distribution or payment otherwise payable in cash to the Participant pursuant to the terms of the Plan within the period described in the immediately preceding sentence following the Participant’s separation from service with the Company will accrue and will be payable in a lump sum payment, with interest at the short-term applicable federal rate compounded semi-annually from the date the payment would have been made but for application of this Section to the date of payment, on the payment date set forth in the immediately preceding sentence.

(f) Severability. If any provision of the Plan or any award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or award and the remainder of the Plan and any such Award shall remain in full force and effect.

(g) Other Laws. The Committee may refuse to issue or transfer any Units or other consideration under an Award if, in its sole discretion, it determines that the issuance or transfer of such Units or such other consideration might violate any applicable law or regulation, the rules of the principal securities exchange on which the Units are then traded, or entitle the Partnership or an Affiliate to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary.

(h) No Trust or Fund Created. Neither the Plan nor any award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any participating Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any participating Affiliate pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company or any participating Affiliate.

(i) No Fractional Units. No fractional Units shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Units or whether such fractional Units or any rights thereto shall be canceled, terminated, or otherwise eliminated.

(j) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

(k) Facility Payment. Any amounts payable hereunder to any person under legal disability or who, in the judgment of the Committee, is unable to properly manage his financial affairs, may be paid to the legal representative of such person, or may be applied for the benefit of such person in any manner which the Committee may select, and the Company and its Affiliates shall be relieved of any further liability for payment of such amounts.

(l) Participation by Affiliates. In making Awards to Consultants and Employees employed by an Affiliate, the Committee shall be acting on behalf of the Affiliate, and to the extent the Partnership has an obligation to reimburse the Company for compensation paid to Consultants and Employees for services rendered for the benefit of the Partnership, such payments or reimbursement payments may be made by the Partnership directly to the Affiliate, and, if made to the Company, shall be received by the Company as agent for the Affiliate.

(m) Gender and Number. Words in the masculine gender shall include the feminine gender, the plural shall include the singular and the singular shall include the plural.

(n) No Guarantee of Tax Consequences. None of the Board, the Company, nor the Committee makes any commitment or guarantee that any federal, state or local tax treatment will apply or be available to any person participating or eligible to participate hereunder.

9. Term of the Plan.

The Plan shall be effective on the date of its approval by the Board and shall continue until the date terminated by the Board. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award granted prior to such termination, and the authority of the Board or the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award or to waive any conditions or rights under such Award, shall extend beyond such termination date.

IMPORTANT ANNUAL MEETING INFORMATION

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 12, 2015.
Vote by Internet
●	Go to www.investorvote.com/LGCY
●	Or scan the QR code with your smartphone
●	Follow the steps outlined on the secure website

Vote by telephone
●	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
●	Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

To vote FOR all of the Board of Directors' recommendations, do not check any of the boxes, date and sign below and return the form in the postage paid envelope.

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and 3.

1.	Nominees to serve a one-year term:
		For	Withhold		For	Withhold		For	Withhold

	01 – Cary D. Brown	☐	☐	02 – Kyle A. McGraw	☐	☐	03 – Dale A. Brown	☐	☐

	04 – G. Larry Lawrence	☐	☐	05 – William D. Sullivan	☐	☐	06 – William R. Granberry	☐	☐

	07 – Kyle D. Vann	☐	☐	08 – Paul T. Horne	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Approval of the amendment to the Amended and Restated Legacy Reserves LP Long-Term Incentive Plan.	☐	☐	☐	3.	Ratification of the appointment of BDO USA, LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. If no box is checked with respect to Proposal 1, Proposal 2 or Proposal 3, your signature below authorizes the proxies to vote "FOR" the Board of Directors' recommendations for that proposal as indicated on the reverse side of this proxy card.
Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

0204NB

▼	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	▼

Proxy — Legacy Reserves LP

303 W. Wall, Suite 1800
Midland, Texas 79701

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF LEGACY RESERVES GP, LLC FOR THE ANNUAL MEETING OF UNITHOLDERS OF LEGACY RESERVES LP TO BE HELD ON MAY 13, 2015.

The undersigned hereby appoints Micah C. Foster and James Daniel Westcott, each of them, any one of whom may act without joinder of the other, with full power of substitution, resubstitution and ratification, attorneys and proxies of the undersigned to vote all units representing limited partnership interests of Legacy Reserves LP which the undersigned is entitled to vote at the annual meeting of unitholders to be held at the Midland Petroleum Club located at 501 W. Wall, Midland, Texas 79701 on Wednesday, May 13, 2015 at 10:30 a.m., local time, and at any adjournment or postponement thereof, in the manner stated herein as to the matters set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting.

You are encouraged to specify your choices by marking the appropriate boxes, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations:

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE HEREON. IF NO CONTRARY SPECIFICATION IS MADE, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN ITEM 1, FOR THE AMENDMENT TO THE AMENDED AND RESTATED LEGACY RESERVES LP LONG-TERM INCENTIVE PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF OUR SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AND, IN THE DISCRETION OF THE PROXIES, WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

THE BOARD OF DIRECTORS OF LEGACY RESERVES GP, LLC RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, A VOTE FOR THE AMENDMENT TO THE AMENDED AND RESTATED LEGACY RESERVES LP LONG-TERM INCENTIVE PLAN AND A VOTE FOR RATIFICATION OF THE APPOINTMENT OF OUR SELECTION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF UNITHOLDERS, THE 2014 ANNUAL REPORT AND THE PROXY STATEMENT FURNISHED HEREWITH. PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED, PRE-ADDRESSED STAMPED ENVELOPE.

(To be Voted and Signed on Reverse Side)